Exhibit.10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

COLLABORATION and LICENSE AGREEMENT

BY AND BETWEEN

FULCRUM THERAPEUTICS, INC.

AND

MyoKardia, INC.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of July 20, 2020 (the “Effective Date”), by and between Fulcrum Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Fulcrum”), and MyoKardia, Inc., a corporation organized under the laws of the State of Delaware (“MyoKardia”).  MyoKardia and Fulcrum each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Fulcrum owns or controls certain intellectual property relating to the interrogation, analysis and mapping of novel signaling pathways regulating gene expression within biological systems in support of the identification of gene or protein targets amenable to therapeutic (whether prophylactic, palliative, diagnostic or curative) interventions;

WHEREAS, MyoKardia owns or controls certain intellectual property relating to cardiovascular research and disease and is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases, including cardiomyopathies;

WHEREAS, MyoKardia and Fulcrum desire to enter into this Agreement, pursuant to which MyoKardia and Fulcrum will work to identify one or more target(s) capable of modulating one or more certain gene(s) of interest for the treatment of one or more genetically defined cardiomyopathies and other indications; and

WHEREAS, MyoKardia may subsequently exploit products that bind to and modulate the activity of, or express, one or more selected cardiomyopathy target(s), in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1“AAA” has the meaning set forth in Section 12.1.3 (Resolution by Mediation).

1.2“Abandoned Patent Right” has the meaning set forth in Section 7.4.3 (Joint Patent Rights).

1.3“Acquired Party” means (a) any Third Party that Fulcrum acquires through an Affiliate Acquisition following the Effective Date, and (b) any of such Third Party’s Affiliates (other than Fulcrum or any Affiliate of Fulcrum that existed prior to such Affiliate Acquisition).

1.4“Acquired Product” has the meaning set forth in Section 6.3.5(b) (Skipped Milestones).

1.5“Acquiring Party” means (a) any Third Party that acquires Fulcrum through a Change of Control of Fulcrum following the Effective Date, and (b) any of such Third Party’s Affiliates (other than Fulcrum or any Affiliate of Fulcrum that existed prior to such Change of Control).

1.6“Act” has the meaning set forth in Section 7.4.5 (Cooperation).

1.7“Additional Cardiomyopathy Target” means a Cardiomyopathy Target Candidate that modulates the expression of a Potential Project Gene other than the Lead Project Gene selected in accordance with Section 3.6.6 (Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets).  An Additional Cardiomyopathy Target will also include any [**].  With respect to the immediately preceding sentence, any [**] intended to be included as described in such sentence shall be identified and documented in writing at the time that Selected Targets are designated in accordance with Section 3.6.2 (Part 1 Validation).

1.8“Additional Project Gene” has the meaning set forth in Section 3.6.6 (Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets).

1.9“Additional Project Gene Exclusive Indications” has the meaning set forth in Section 3.6.6 (Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets).

1.10“Affiliate” means, as of any point in time and for so long as such relationship continues to exist, with respect to a Party, any other Person that controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” means that a Person (a) owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.11“Affiliate Acquisition” has the meaning set forth in Section 5.5.3 (Exception for Affiliate Acquisition).

1.12“Agreement” has the meaning set forth in the preamble to this Agreement.

1.13“Anticipated Research Budget” has the meaning set forth in Section 4.3 (Reporting).

1.14“Applicable Law” means all applicable laws, statutes, rules, regulations (including any applicable rules, regulations, guidelines, or other requirements of Regulatory Authorities) that may be in effect from time to time.

1.15“Approval Milestones” has the meaning set forth in Section 6.3.5(b) (Skipped Milestones).

1.16“Bankruptcy Code” has the meaning set forth in Section 10.2.4(b) (Termination for Insolvency).

1.17“Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in Boston, Massachusetts or San Francisco, California.

1.18“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.19“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last calendar year of the Term.

1.20“Cardiomyopathy Milestone Target” means an Initial Cardiomyopathy Milestone Target or a Secondary Cardiomyopathy Milestone Target.

1.21“Cardiomyopathy Target” means the Lead Cardiomyopathy Target, a Follow-On Cardiomyopathy Target, or an Additional Cardiomyopathy Target, as applicable.

1.22“Cardiomyopathy Target Candidate” has the meaning set forth in Section 3.6.3 (Part 2 Validation).

1.23“CDA” means the Confidential Disclosure Agreement by and between MyoKardia and Fulcrum, dated as of May 3, 2019.

1.24“Cell Toxicity Screen” means the screen identified as the Cell Toxicity Screen in Figure 2 of the Research Plan.

1.25“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of greater than fifty percent (50%) of the outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that results in shareholders or equity holders of such Party immediately prior to such transaction, ceasing to own at least fifty percent (50%) of the combined outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.26“Clinical Proof-of-Concept” means [**].

1.27“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or any combination thereof.

1.28“Collaboration Molecule” means any therapeutic agent that (a) (i) binds to and modulates the activity of a Cardiomyopathy Target or (ii) expresses, in whole or in part, a

Cardiomyopathy Target ((i) or (ii), “directed against” a Cardiomyopathy Target) and (b) (i) is Covered by a Fulcrum Patent Right that claims or discloses a method of using such therapeutic agent, (ii) with respect to which MyoKardia or any of its Affiliates or Licensees has initiated Lead Optimization within [**] after the Final Data Package Delivery Date or (iii) MyoKardia or any of its Affiliates or Licensees has in-licensed or acquired within [**] after the Final Data Package Delivery Date, (whether or not, in the case of clause (ii) or this clause (iii), Covered by a Fulcrum Patent Right); provided that [**] (collectively, the “Exceptions”) will not be deemed a Collaboration Molecule.

1.29“Combination Product” means a Product that is (a) sold in the form of a combination that contains or comprises one or more additional therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise sold for a single price) other than a Molecule in the Product, or (b) sold for a single price together with any delivery device or component therefor, companion diagnostic, process, service, or therapy other than the Product (each, an “Other Component”); or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.30“Commercially Reasonable Efforts” means, with respect to each Party and its Affiliates, [**].

1.31“Competing Product” has the meaning set forth in Section 5.5.1(b) (Cardiomyopathy Target Candidates).

1.32“Competitive Infringement” has the meaning set forth in Section 7.6.1 (Notice of Competitive Infringement).

1.33“Confidential Information” means, with respect to each Party, all Know-How or other non-public information in whatever form (including, written, oral, or visual), including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, services, intellectual property, software, inventions, processes, formulas, technical data, designs, drawings, research and development plans, finances, operations or business information or objectives, that is communicated, provided or made available by or on behalf of the Disclosing Party to the Receiving Party or its Representatives, on or after the Effective Date. In addition, “Confidential Information” will include: (a) confidential information of a Third Party provided or made available by or on behalf of the Disclosing Party to the Receiving Party or its Representatives on or after the Effective Date, which the Disclosing Party has a legal right to disclose to the Receiving Party under terms of confidentiality; and (b) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the Receiving Party or its Representatives to the extent containing, reflecting or based upon, in whole or in part, any Confidential Information communicated, furnished or made available to the Receiving Party or its Representatives pursuant hereto.  The terms and conditions of this Agreement will be considered Confidential Information of both Parties being deemed the Receiving Party of such Confidential Information.  Notwithstanding anything to the contrary herein, all Research Data ([**]) and all Data Packages ([**]) will be the Confidential Information of both Parties.  All [**] will be the Confidential Information of MyoKardia.  Notwithstanding anything to the contrary in the foregoing, all “Confidential Information,” as that term is defined in the CDA, is Confidential Information under this Agreement, all “Confidential

Information,” as that term is defined in the CDA, disclosed by MyoKardia under the CDA is the Confidential Information of MyoKardia under this Agreement, and all “Confidential Information,” as that term is defined in the CDA, disclosed by Fulcrum under the CDA is the Confidential Information of Fulcrum under this Agreement.

1.34“Control” or “Controlled” means, as to any Know-How, Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Person of the ability to grant to another Person access, ownership, a license or a sublicense as required herein to such Know-How or Patent Right, without (a) violating the terms of any agreement or other arrangement with any Third Party or (b) requiring the payment of any consideration to any Third Party, except, in the case of this clause (b), to the extent such other Person has agreed to be responsible for the payment of such consideration.

1.35“Cover,” “Covering” or “Covers” means, as to a particular subject matter at issue and a Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, keeping, selling, offering for sale or importation of such subject matter at issue would infringe a Valid Claim in such Patent Right or, with respect to a Valid Claim that is a claim of a pending patent application, the making, using, keeping, selling, offering for sale or importation of such subject matter at issue would infringe such Valid Claim in such Patent Right if such pending claim were to issue in an issued patent without modification.

1.36“Covered Research Expenses” has the meaning set forth in Section 3.8 (Research Funding).

1.37“COVID-19 Pandemic” means the global novel coronavirus (COVID-19) pandemic.

1.38“CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average (All Items, 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics, or any successor index thereto.

1.39“CRC Screen” means the nine (9) point concentration response curve, identified as the CRC Screen in paragraph 5.1(a) of the Research Plan.

1.40“CRISPR Confirmation” means the use of CRISPR technology to confirm an active hit from the Primary Screen by genetic manipulation, as conducted in Part 1 Validation activities.

1.41“Data Package” means the Screen Preparation Data Package, Primary Screen Data Package, Preliminary Validation Data Package, Part 1 Validation Package, Part 2 Validation Summary and the Final Data Package, as applicable.

1.42“Development Candidate” means a Molecule that MyoKardia has deemed suitable, in accordance with its standard internal processes, for advancement into IND-enabling studies and intends to advance into a Clinical Trial.

1.43“Development Candidate Designation” means the earlier of [**].

1.44“Development Milestone” has the meaning set forth in Section 6.3.3 (Development Milestones).

1.45“Development Milestone Payments” has the meaning set forth in Section 6.3.3 (Development Milestones).

1.46“directed against” has the meaning set forth in Section 1.28 (Collaboration Molecule) or Section 1.47 (Disclosed Molecule), as applicable.

1.47“Disclosed Molecule” means any therapeutic agent that (a)(i) binds to and modulates the activity of a Disclosed Target or (ii) expresses, in whole or in part, a Disclosed Target ((a) or (b), “directed against” a Disclosed Target) and (b) (i) is Covered by a Fulcrum Patent Right that claims or discloses a method of using such therapeutic agent, (ii) with respect to which MyoKardia or any of its Affiliates or Licensees has initiated Lead Optimization within [**] after the Final Data Package Delivery Date or (iii) MyoKardia or any of its Affiliates or Licensees has in-licensed or acquired within [**] after the Final Data Package Delivery Date; provided that any therapeutic agent that meets the criteria of an Exception will not be deemed a Disclosed Molecule.

1.48“Disclosed Product” mean a pharmaceutical product that contains a Disclosed Molecule.

1.49“Disclosed Target” means a Selected Target that is not a Cardiomyopathy Target; provided that any target that, through documented evidence, can be shown to have been identified by a Third Party collaborator of MyoKardia without using confidential results generated by the Research Activities shall not be deemed a Disclosed Target hereunder.  A Disclosed Target will also include any [**].  With respect to the immediately preceding sentence, any [**] intended to be included as described in such sentence shall be identified and documented in writing at the time that Selected Targets are designated in accordance with Section 3.6.2 (Part 1 Validation).

1.50“Disclosing Party” has the meaning set forth in Section 11.1 (Confidentiality).

1.51“Dollar,” “USD,” or “$” means legal tender in the U.S.

1.52“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.53“EMA” means the European Medicines Agency and any successor entity thereto.

1.54“Engineered Cell Line” means a genetically engineered cell line for use in the Primary Screen, carrying a relevant mutation, initially [**].

1.55“European Commission” means the European Commission or any successor entity that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.

1.56“European Union” or “EU” means (a) all countries or territories that are officially part of the European Union, as constituted from time to time, and (b) the United Kingdom.

1.57“Exceptions” has the meaning set forth in Section 1.28 (Collaboration Molecule).

1.58“Excluded Claim” has the meaning set forth in Section 12.1.4 (Excluded Claims).

1.59“Excluded Field” means the treatment, prophylaxis or diagnosis of [**].

1.60“Excluded Know-How” means any Know-How to the extent Controlled by any Acquiring Party, which Know-How is (a)  Controlled by such Acquiring Party immediately prior to the effective date of the applicable Change of Control or (b) Controlled by such Acquiring Party on or after the effective date of such Change of Control but, in each case ((a) and (b)), is not Controlled by Fulcrum or an Affiliate of Fulcrum (excluding for purposes of this provision, such Acquiring Party and Affiliates of Fulcrum that are Affiliates by virtue of controlling, being controlled by or under common control with such Acquiring Party) and was invented, created or obtained without the direct or indirect use of any Fulcrum Technology.

1.61“Excluded Patent Rights” means any Patent Right to the extent Controlled by any Acquiring Party, which Patent Right is (a) Controlled by such Acquiring Party immediately prior to the effective date of the applicable Change of Control or (b) Controlled by such Acquiring Party on or after the effective date of such Change of Control but in each case ((a) and (b)), is not Controlled by Fulcrum or an Affiliate of Fulcrum (excluding for purposes of this provision, such Acquiring Party and Affiliates of Fulcrum that are Affiliates by virtue of controlling, being controlled by or under common control with such Acquiring Party) and was invented, created or obtained without the direct or indirect use of any Fulcrum Technology.

1.62“Excluded Target” means, as of a particular period in time, a target that is (a) (i) subject to a binding contractual obligation under a written agreement with a Third Party that would conflict with the inclusion of a target as a Selected Target hereunder or (ii) the subject of a bona fide development program specific to such target for which Fulcrum has initiated [**] and Fulcrum intends in good faith to continue to pursue or (b) MyoKardia has identified on Schedule 1.62(b); provided that, until the selection of Cardiomyopathy Target Candidates, no Selected Targets may become Excluded Targets without MyoKardia’s prior written permission.

1.63“Excluded Technology” means the Excluded Patent Rights and the Excluded Know-How.

1.64“Exclusivity Period” has the meaning set forth in Section 5.5.1(a) (Data).

1.65“Executive Officers” means the [**] of Fulcrum, initially [**], and the [**] of MyoKardia, initially [**] or either of their respective designees having sufficient authority to resolve the applicable matter.

1.66“Existing Platform Patent Rights” has the meaning set forth in Section 8.2.1 (Representations and Warranties of Fulcrum).

1.67“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.68“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.69“Field” means all fields of use except, for so long as Fulcrum is contractually prohibited from granting rights with respect thereto, the Excluded Field.

1.70“Final Data Package” has the meaning set forth in Section 3.6.4 (Final Data Package).

1.71“Final Data Package Delivery Date” has the meaning set forth in Section 3.6.4 (Final Data Package).

1.72“First Commercial Sale” means with respect to a Product in a country, the first commercial sale in a country by MyoKardia, its Affiliates, or Licensees of such Product to a Third Party following receipt of Regulatory Approval for such Product; provided, that First Commercial Sale does not include (a) any sale to or between MyoKardia, its Affiliates, or Licensees, (b) any use of such Product in Clinical Trials, pre-clinical studies or other development activities, or (c) the disposal or transfer of such Product for a bona fide charitable purpose, including expanded access or compassionate use.

1.73“First Designation Period” has the meaning set forth in Section 3.6.5 (Selection of Lead Cardiomyopathy Target).

1.74“Follow-On Cardiomyopathy Target” means a Cardiomyopathy Target Candidate other than the Lead Cardiomyopathy Target that modulates the expression of the Lead Project Gene selected in accordance with Section 3.6.6 (Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets).  A Follow-On Cardiomyopathy Target will also include any [**].  With respect to the immediately preceding sentence, any [**] intended to be included as described in such sentence shall be identified and documented in writing at the time that Selected Targets are designated in accordance with Section 3.6.2 (Part 1 Validation).

1.75“FTE” means a full-time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes of activities performed under this Agreement will be [**].  For the avoidance of doubt, FTEs shall not include personnel performing administrative and corporate functions, including but not limited to human resources, legal and investor relations.

1.76“FTE Hourly Rate” means, with respect to any Fulcrum FTE performing Fulcrum Research Activities, a rate of [**], subject to annual increases beginning on January 1, 2021 to reflect, as of December 31 of the then-most recently completed Calendar Year, the increase in the level of the CPI in the U.S. as compared to December 31 of the immediately preceding Calendar Year.  The FTE Hourly Rate is “fully burdened” and includes employee salaries, benefits, bonuses and overhead allocated to such employee’s work hereunder, but excludes, for the avoidance of doubt, Out-of-Pocket Expenses.

1.77“Fulcrum” has the meaning set forth in the preamble of this Agreement.

1.78“Fulcrum Indemnified Party” has the meaning set forth in Section 9.1.1 (Indemnification by MyoKardia).

1.79“Fulcrum Patent Rights” means the Patent Rights within the Fulcrum Technology.

1.80“Fulcrum Platform” means Fulcrum’s proprietary high-throughput discovery platform designed to identify and validate biological drug targets that balance the expression of the genes known to drive or ameliorate disease and Fulcrum’s proprietary library of compounds, in each case, as such exist from time to time during the Research Term.

1.81“Fulcrum Research Activities” means any research conducted or to be conducted by or on behalf of Fulcrum (including by an Affiliate or subcontractor of Fulcrum) under the Research Plan.

1.82“Fulcrum Technology” means all Know-How and Patent Rights (a) Controlled by Fulcrum (i) as of the Effective Date or (ii) during the Research Term and, in the case of this clause (ii), (x) developed in the conduct of the Fulcrum Research Activities or (y) otherwise to the extent related to, covering or disclosing any method of modulating the activity of any Target for the treatment of any Lead Project Gene Exclusive Indication or Additional Project Gene Exclusive Indication, and (b) that are necessary to research, develop, manufacture, commercialize, or otherwise exploit Molecules and Products in the Territory in the Field, other than any Excluded Technology.  For the avoidance of doubt, the Fulcrum Technology includes Fulcrum’s interest in the Joint Technology.

1.83 “GAAP” means generally accepted accounting principles as practiced in the United States, consistently applied.

1.84“Generic Product” means, with respect to a Product, and on a Product-by-Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as such Product by any Third Party that is not a Sublicensee of MyoKardia or its Affiliates and that did not purchase such product in a chain of distribution that included any of MyoKardia or any of its Affiliates or its Sublicensees; and (b) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Product), in each case, as is necessary to permit substitution of such product for the Product under Applicable Law in such country.

1.85“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.86“IND” means an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory

Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

1.87“Indemnified Party” has the meaning set forth in Section 9.1.3 (Procedure).

1.88“Indemnifying Party” has the meaning set forth in Section 9.1.3 (Procedure).

1.89“Initial Cardiomyopathy Milestone Target” means (a) the Lead Cardiomyopathy Target, (b) a Follow-On Cardiomyopathy Target or (c) a Disclosed Target that modulates the expression of the Lead Project Gene.

1.90“Initiation” or “Initiate” means, with respect to any Clinical Trial, dosing of the first human subject in such Clinical Trial.

1.91“Insolvency Event” has the meaning set forth in Section 10.2.4(a) (Termination for Insolvency).

1.92“Insolvent Party” has the meaning set forth in Section 10.2.4(a) (Termination for Insolvency).

1.93“Joint Know-How” means the Target Know-How and any other Know-How that is jointly owned by the Parties pursuant to Sections 7.1.1 and 7.1.4(b)(i) (Ownership of Technology).

1.94“Joint Patent Rights” means the Target Patent Rights and any other Patent Rights that Cover Joint Know-How.

1.95“Joint Steering Committee” or “JSC” means has the meaning set forth in Section 2.1 (Joint Steering Committee).

1.96“Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.97“Jointly Controlled Patent Rights” has the meaning set forth in Section 7.4.3 (Joint Patent Rights).

1.98“Know-How” means confidential (as of the time of disclosure) intellectual property, data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments; provided that Know-How does not include Patent Rights.

1.99“Lead Cardiomyopathy Target” means the Cardiomyopathy Target Candidate selected as the Lead Cardiomyopathy Target in accordance with Section 3.6.5 (Selection of Lead Cardiomyopathy Target).  The Lead Cardiomyopathy Target will also include any [**].  With respect to the immediately preceding sentence, any [**] intended to be included as described in such sentence shall be identified and documented in writing at the time that Selected Targets are designated in accordance with Section 3.6.2 (Part 1 Validation).

1.100“Lead Cardiomyopathy Target Notice” has the meaning set forth in Section 3.6.5 (Selection of Lead Cardiomyopathy Target).

1.101“Lead Optimization” means the process of optimizing the properties of structurally-related compounds directed against a Target with the intent of identifying a suitable Development Candidate.

1.102“Lead Project Gene” has the meaning set forth in Section 3.6.5 (Selection of Lead Cardiomyopathy Target).

1.103“Lead Project Gene Exclusive Indications” has the meaning set forth in Section 3.6.5 (Selection of Lead Cardiomyopathy Target).

1.104“Liability” has the meaning set forth in Section 9.1.1 (Indemnification by MyoKardia).

1.105“Licensed Product” means a pharmaceutical product containing a Collaboration Molecule.

1.106“Licensee” means (a) any Sublicensee or (b) any other entity to which MyoKardia or any of its Affiliates, directly or through multiple tiers, grants any rights to commercialize a Product.

1.107“Loss of Market Exclusivity” means an event where, with respect to any Product in any country:  (a) one or more Generic Products are being marketed in such country; and (b) aggregate Net Sales of such Product sold in that country during any Calendar Quarter following introduction of such Generic Product in such country have fallen by at least [**] in that country as compared to the average quarterly total aggregate Net Sales of such Product sold in such country during the last [**] prior to the Calendar Quarter in which such Generic Product was first introduced.

1.108“Major Market Countries” means [**].

1.109“Medicinal Chemistry Services” means services performed by Fulcrum, as requested by MyoKardia, outside of the Research Plan relating to the generation and optimization of Collaboration Molecules.

1.110“MHRA” means the Medicines and Healthcare Products Regulatory Agency in the United Kingdom and any successor entity thereto.

1.111“Milestone” means a Development Milestone, Preclinical Milestone, [**] Milestone or Sales Milestone.

1.112“Milestone Payment” means a Development Milestone Payment, Preclinical Milestone Payment, [**] Milestone Payment or Sales Milestone Payment.

1.113“Molecule” means any Collaboration Molecule or Disclosed Molecule.

1.114“MyoKardia” has the meaning set forth in the preamble to this Agreement.

1.115“MyoKardia Indemnified Party” has the meaning set forth in Section 9.1.2 (Indemnification by Fulcrum).

1.116“MyoKardia Patent Rights” means the Patent Rights within the MyoKardia Technology.

1.117“MyoKardia Research Activities” means any research conducted or to be conducted by or on behalf of MyoKardia (including by an Affiliate or subcontractor of MyoKardia) under the Research Plan.

1.118“MyoKardia Technology” means all Know-How and Patent Rights Controlled by MyoKardia or its Affiliates as of the Effective Date or during the Term that are necessary or useful for Fulcrum to perform the Fulcrum Research Activities.

1.119“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

1.120“Net Sales” means, for any Calendar Quarter during the Royalty Term and for any country, the total aggregate amount invoiced during such Calendar Quarter in such country by MyoKardia, its Affiliates, Licensees or, to the extent not a Licensee, any of their distributors (the “Selling Party”) in such country for all sales of the Products to Third Parties (other than to MyoKardia, its Affiliates, or Licensees), after deducting, if not previously deducted, from the amount invoiced or received, the following deductions, in each case, in accordance with GAAP or the Selling Party’s accounting standard, actually applied or taken, and specifically allocable to such sales of the Products:

1.120.1[discounts (including trade, cash and quantity discounts), cash and non-cash coupons, charge back payments and rebates granted to managed health care organizations, hospital or group purchasing organizations, or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers or required by Applicable Law (including governmental medical assistance programs);

1.120.2actually granted credits, allowances, repayments, discounts to and chargebacks for claims, spoiled, damaged, or outdated goods, rejections or returns of the Products, including Products returned in connection with recalls or withdrawals;

1.120.3any sales, value added or similar taxes, insurance, custom duties, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)) or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Product that are paid by or on behalf of the Selling Party, but not including any tax levied with respect to income;

1.120.4actual freight and insurance costs and other expenses incurred in distributing, warehousing, importing, handling and transporting the Product to distributors or customers;

1.120.5[**];

1.120.6[**];

1.120.7retroactive price reductions or billing corrections;

1.120.8amounts that are written off as uncollectible; provided, that if any such written-off amounts are subsequently collected, such collected amounts will be included in Net Sales in the Calendar Quarter in which they are subsequently collected; and

1.120.9other specifically identifiable amounts deducted for reasons similar to those listed above in accordance with the Selling Party’s accounting standards.

Net Sales does not include (a) any sale of such Product to or between MyoKardia, its Affiliates or Licensees for further sale by such entity (but includes the subsequent sale by such entity to a Third Party), (b) sales by a Third Party distributor who purchases such Product for resale, (c) samples of Product used to promote additional Net Sales, in amounts consistent with normal business practices of a Selling Party, (d) any use of such Product in Clinical Trials, pre-clinical studies or other development activities, or (e) the disposal, use or transfer of such Product at or below cost for a bona fide charitable purpose, including expanded access, compassionate use, patient assistance or named patient use.

If a Product is sold as part of a Combination Product in a country in the Territory, then Net Sales for the Product included in such Combination Product in such country will be calculated as follows:

If the Product and the Other Components in such Combination Product are both sold separately in such country, then Net Sales for the Product will be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where:  “A” is the gross invoice price in such country of the Product when sold separately; and “B” is the gross invoice price in such country of the Other Components contained in the Combination Product when sold separately.

If the Product is sold separately in such country, but the Other Components contained in the Combination Product are not sold separately in such country, then Net Sales for the Product will be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C, where “A” is the gross invoice price in such country of the Product when sold separately, and “C” is the gross invoice price of the Combination Product in such country;

If the Product is not sold separately in such country, but the Other Components contained in the Combination Product are sold separately in such country, then Net Sales for the Product will be calculated by multiplying actual Net Sales of such Combination Product by the result of 1 – (B/C), where “B” is the gross invoice price in such country of the Other Components contained in the

Combination Product when sold separately and “C” is the gross invoice price of the Combination Product in such country; or

If neither the Product nor the Other Components contained in the Combination Product are sold separately in such country, then Net Sales will be calculated by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B) as above, but the gross invoice price in such equation will be determined by agreement of the Parties reached in good faith prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of the Product and each Other Component in the Combination Product.  If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then either Party may refer such matter for resolution pursuant to Section 12.1.2 (Resolution by Executive Officers) and, if necessary, Section 12.1.3 (Resolution by Mediation).

1.121“New Modality” means any therapeutic agent or approach other than [**].

1.122“NMPA” means the National Medical Products Administration of the People’s Republic of China (formerly the China Food and Drug Administration), and local and provincial counterparts thereto, and any and any successor entity(ies) thereto.

1.123“Other Component” has the meaning set forth in Section 1.29 (Combination Product).

1.124“Other Enforcement Action” has the meaning set forth in Section 7.6.4 (Other Enforcement Actions).

1.125“Out-of-Pocket Expenses”, means external expenses that are specifically identifiable and incurred in the performance of activities under this Agreement, including [**].  For the avoidance of doubt, Out-of-Pocket Expenses (a) do not include any costs included in the FTE Hourly Rate and (b) will be passed through to MyoKardia without markup.

1.126“Part 1 Validation” has the meaning set forth in Section 3.6.2 (Part 1 Validation).

1.127“Part 1 Validation Criteria” means the criteria employed by the JSC to evaluate whether certain Selected Targets evaluated in Part 1 Validation should be advanced to Part 2 Validation, as set forth in Figure 2 of the Research Plan, or as otherwise defined by the JSC.

1.128“Part 1 Validation Data Package” has the meaning set forth in Section 3.6.2 (Part 1 Validation).

1.129“Part 2 Validation” has the meaning set forth in Section 3.6.3 (Part 2 Validation).

1.130“Part 2 Validation Summary” has the meaning set forth in Section 3.6.3 (Part 2 Validation).

1.131“Party” or “Parties” has the meaning set forth in the Preamble.

1.132“Patent Rights” means any and all (a) patents, (b) pending patent applications, including, all provisional, non-provisional, continuations, continuations-in-part and divisional applications and all patents granted thereon, (c) all reissues, reexaminations, renewals and extensions, and (d) all U.S. and foreign counterparts of any of the foregoing.

1.133“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government

1.134“Phase 1 Clinical Trial” means, as to a specific Product, study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.135“Phase 2 Clinical Trial” means as to a specific Product, a study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.136“Phase 3 Clinical Trial” means as to a specific Product, a study in humans of such Product, designed to satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.137“Platform Patent Rights” has the meaning set forth in Section 7.1.3.

1.138“PMDA” means the Pharmaceuticals and Medicines Devices Agency in Japan and any successor entity thereto.

1.139“Potential Project Genes” has the meaning set forth in Section 3.3 (Potential Project Genes).

1.140“Preclinical Milestone” has the meaning set forth in Section 6.3.2 (Preclinical Milestones).

1.141“Preclinical Milestone Payments” has the meaning set forth in Section 6.3.2 (Preclinical Milestones).

1.142“Preliminary Validation” has the meaning set forth in Section 3.6.1 (Preliminary Validation).

1.143“Preliminary Validation Data Package” has the meaning set forth in Section 3.6.1 (Preliminary Validation).

1.144[**].

1.145[**].

1.146“Primary Screen” means the use of Fulcrum’s small molecule probe library to perturb a designated cell type for the purposes of identifying targets that modulate the expression of the Potential Project Genes in the desired direction.

1.147“Primary Screen Data Package” has the meaning set forth in Section 3.5 (Primary Screen).

1.148“Product” means any Licensed Product or Disclosed Product.

1.149“Product Patent Right” has the meaning set forth in Section 7.4.4 (MyoKardia’s Second Right).

1.150“Receiving Party” has the meaning set forth in Section 11.1 (Confidentiality).

1.151“Regulatory Approval” means any and all approvals (including the approval by an applicable Governmental Authority in certain countries or territories, including [**], with respect to the price at which a pharmaceutical product is sold and can be reimbursed by healthcare insurers), licenses, registrations or authorizations (or waivers) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the marketing and sale of a pharmaceutical product in a given regulatory jurisdiction.

1.152“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., [**]), supra-national (e.g., [**]), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the regulation of the research, development or other exploitation of any Molecule or Product or granting of Regulatory Approvals for pharmaceutical products in such country or countries.

1.153“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction in the Territory, other than a Patent Right, including exclusivity for Regulatory Approval in the Territory, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

1.154“Replacement Target” has the meaning set forth in Section 6.3.5(a) (Replacement Target).

1.155“Representatives” means with respect to each Party, its Affiliates and each of their respective officers, directors, employees, consultants, contractors, subcontractors, agents, and sublicensees.

1.156“Research Activities” means the Fulcrum Research Activities and the MyoKardia Research Activities, collectively, performed during the Research Term.

1.157“Research Budget” means [**], with reasonable, documented overages capped at [**], up to a maximum of [**], as such amount may be increased in connection with any amendment to the Research Plan approved by the JSC.

1.158“Research Data” has the meaning set forth in Section 5.5.1(a) (Data).

1.159“Research Plan” has the meaning set forth in Section 3.1 (Research Plan).

1.160“Research Term” means the period commencing on the Effective Date and continuing until [**].

1.161[**].

1.162“Royalty Rates” has the meaning set forth in Section 6.4.1 (Royalty Rate).

1.163“Royalty Term” means, with respect to a Product in a country, the period commencing on the first sale for use or consumption by an end user of such Product in such country and ending upon the latest of: (a) the expiration of the last Valid Claim of the last Fulcrum Patent Right that the sale of such Product in such country would infringe; (b) the expiration of any applicable Regulatory Exclusivity in such country with respect to such Product; or (c) [**] years from the date of the First Commercial Sale of such Product in such country.

1.164“Sales Milestone” has the meaning set forth in Section 6.3.4 (Cumulative Sales Milestones).

1.165“Sales Milestone Payments” has the meaning set forth in Section 6.3.4 (Cumulative Sales Milestones).

1.166“Screen Preparation” has the meaning set forth in Section 3.4 (Cell Line Scale Up and Screen Preparation).

1.167“Screen Preparation Data Package” has the meaning set forth in Section 3.4 (Cell Line Scale Up and Screen Preparation).

1.168“Screened Target” means, with respect to a Potential Project Gene, any biological target identified through the Primary Screen that modulates such Potential Project Gene.

1.169“Second Designation Period” has the meaning set forth in Section 3.6.6 (Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets).

1.170“Secondary Cardiomyopathy Milestone Target” means (a) an Additional Cardiomyopathy Target or (b) a Disclosed Target that modulates the expression of an Additional Project Gene.

1.171“Selected Target” has the meaning set forth in Section 3.6.2 (Part 1 Validation).

1.172“Selling Party” has the meaning set forth in Section 1.120 (Net Sales).

1.173“siRNA Confirmation” means the use of siRNA technology to confirm an active hit from the Primary Screen by genetic manipulation, as conducted in Part 1 Validation activities.

1.174“Sublicensee” means a Third Party to which MyoKardia (or any of its Affiliates) grants a sublicense under MyoKardia’s rights under Section 5.1 (License Grant to MyoKardia);

provided that “Sublicensee” does not include any distributors of MyoKardia or its Affiliates that purchase Products from MyoKardia or its Affiliates in an arm’s length transaction and who have no other obligation, including a reporting obligation, to MyoKardia or its Affiliates, with respect to any subsequent use or disposition of such Products.

1.175“Target” means any Cardiomyopathy Target or Disclosed Target.

1.176“Target Know-How” has the meaning set forth in Section 7.1.1.

1.177“Target Patent Rights” has the meaning set forth in Section 7.1.1.

1.178“Term” has the meaning set forth in Section 10.1 (Term).

1.179“Territory” means worldwide.

1.180“Third Party” means any Person other than MyoKardia, Fulcrum or their respective Affiliates.

1.181“Threshold Criteria” means the criteria for Screened Targets to advance to Preliminary Validation as defined by the JSC.

1.182“United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.

1.183“Valid Claim” means (a) an issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a pending claim of a patent application or series of related patent applications that has been pending, in the same or substantially the same claims, less than [**] from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action from which no appeal can be taken.

1.184“Withholding Taxes” means any and all income or other taxes, withholdings or other deductions required by Applicable Law to be withheld or deducted from any of the payments made under this Agreement.

Article 2
COLLABORATION MANAGEMENT

2.1.Joint Steering Committee.  Within [**] after the Effective Date, the Parties will establish a Joint Steering Committee (the “JSC”) to coordinate the Parties’ activities under the Research Plan, as further set forth in this Article 2 (Collaboration Management).

2.2.Composition of the JSC.  The Research Plan will be conducted under the direction of the JSC, which will consist of up to [**] representatives of Fulcrum and up to [**]

representatives of MyoKardia.  The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Fulcrum and MyoKardia.  Each Party will appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  Each Party will have at least one (1) JSC representative who is a senior employee, and all JSC representatives will be employees of the relevant Party and have appropriate expertise and ongoing familiarity with the Research Plan. Additional non-voting representatives (including an alliance manager from each Party) or consultants may from time to time, by decision of the JSC, be invited to attend JSC meetings, subject to all representatives (including the designated voting representatives) and consultants entering into binding, written confidentiality obligations and assignment of inventions (which may have been executed prior to the Effective Date) that are consistent with the requirements on the Parties under Article 11 (Confidentiality) and Section 7.2 (regarding assignment of inventions). Each Party will bear its own expenses relating to attendance at JSC meetings by its representatives.

2.3.JSC Chairperson.  The JSC chairperson will be an employee of MyoKardia.

2.4.JSC Responsibilities.  The JSC will have the following responsibilities with respect to the Research Plan:

2.4.1.acting as liaison between the Parties to ensure open and regular communication channels, and more particularly to ensure the Parties are informed of, and have a forum to discuss, the ongoing progress of the Research Plan during the Research Term;

2.4.2.coordinating and monitoring activities under the Research Plan;

2.4.3.reviewing and approving any amendments to the Research Plan, including (a) any revision or expansion of work under any amendment to the Research Plan, (b) the estimated timelines, as applicable, for the conduct of particular activities under the Research Plan, (c) the responsibilities of each Party under the Research Plan, and (d) the budget applicable to any revised or expanded work under any amendment to the Research Plan;

2.4.4.reviewing reports and updates provided by Parties regarding the progress of the Research Plan;

2.4.5.reviewing the Screen Preparation Data Package and aligning on readouts (including positive and negative controls) and deciding at what point to advance to performance of the Primary Screen;

2.4.6.(a) reviewing the data in the Primary Screen Data Package, (b) requesting and reviewing annotated expression data for certain Screened Targets identified from the Primary Screen that did not meet the Threshold Criteria, where the JSC determines that consideration of the biology and relevant pathways justifies such a request (e.g., potential positive and negative controls), (c) determining the Threshold Criteria for Screened Targets to advance to Preliminary Validation, and (d) determining the number of and which compounds or Screened Targets should advance to Preliminary Validation following the completion of the Primary Screen of the Potential Project Genes under the Research Plan;

2.4.7.(a) reviewing the data in Preliminary Validation Data Package, (b) selecting up to [**] Screened Targets (or more, if mutually agreed by the Parties) to advance to Part 1 Validation, and (c) determining the Part 1 Validation Criteria for Screened Targets;

2.4.8. selecting one (1) patient-derived cell line to be used in conjunction with Part 1 Validation under the Research Plan;

2.4.9.(a) selecting CRISPR Confirmation or siRNA Confirmation as the optimal method of genetic validation to be utilized in Part 1 Validation by Fulcrum and (b) identifying any confirmation of hit selectivity by characterization of downstream genes and any additional cytotoxicity assays to be performed by Fulcrum as part of Part 1 Validation;

2.4.10.reviewing the data from the Part 1 Validation Data Package and identifying which of the up to [**] Selected Targets across up to [**] Potential Project Genes meet the Part 1 Validation Criteria set forth in Figure 2 of the Research Plan;

2.4.11.reviewing the data from the Part 2 Validation Summary;

2.4.12.reviewing the data from the Final Data Package;

2.4.13.maintaining a list identifying the Lead Cardiomyopathy Target, Follow-On Cardiomyopathy Targets, Additional Cardiomyopathy Targets, Disclosed Targets, Replacement Targets, Potential Project Genes, the Lead Project Gene and Additional Project Genes and providing such list to the Parties upon dissolution of the JSC;

2.4.14.approving any of Fulcrum’s Third Party subcontractors that may perform any responsibilities under the Research Plan;

2.4.15.extending the term of the JSC until the first IND submission for a Collaboration Molecule by MyoKardia;

2.4.16.attempting to resolve matters on an informal basis; and

2.4.17.performing such other activities as the Parties agree in writing will be the responsibility of the JSC.

The JSC will only have the roles and responsibilities assigned to it in this Section 2.4 (JSC Responsibilities).  For avoidance of doubt, the JSC will not have the authority to modify or waive the terms of this Agreement or to amend, modify or limit the final decision-making authority of MyoKardia as set forth in this Agreement.  For clarity, any amendment of the Research Plan shall be effective only if agreed in writing and signed on behalf of each Party.

2.5.Meetings.  The first JSC meeting will be held within [**] after the Effective Date, and the JSC will thereafter meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**].  The JSC may meet by teleconference, videoconference, or in person, as determined from time to time by the JSC.  The JSC chairperson will (a) set agendas for meetings with solicited input from other JSC representatives; (b) coordinate with the JSC secretary the delivery of draft minutes to the JSC for review and adoption; and (c) conduct meetings, including ensuring that objectives for each meeting are set and achieved.  The JSC chairperson will have no greater authority on the JSC than any other representative of the JSC.  The JSC will appoint a secretary for each meeting, who can be either a JSC representative or a non-voting representative or consultant invited to attend in accordance with Section 2.2 (Composition of the JSC).  The JSC secretary will prepare minutes of the meeting, which will provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  The JSC secretary will circulate draft minutes promptly after each meeting.  The JSC secretary will solicit and, with the cooperation of the Parties, ensure that any reasonable comments of a member of the JSC are incorporated into such minutes before being adopted by the JSC as final.  Minutes of a meeting of the JSC will be adopted by the JSC no later than the next meeting of the JSC.  The JSC secretary will have no greater authority on the JSC than any other representative of the JSC.

2.6.Appointment of Subcommittees, Project Teams and Collaboration Managers.  The JSC will be empowered to create such subcommittees and project teams as it may deem appropriate or necessary.  Each such subcommittee and project team will report to the JSC, which will have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement.  The provisions of Sections 2.2 (Composition of the JSC) and 2.5 (Meetings) will apply to each subcommittee, mutatis mutandis, unless otherwise determined by the JSC.

2.7.JSC Decision-Making.

2.7.1.For each meeting of the JSC, attendance by at least half of the representatives of each Party will constitute a quorum.  All decisions of the JSC must be made by unanimous vote of the JSC, with the representatives of each Party collectively having one (1) vote on behalf of such Party.  In the event that the JSC does not unanimously approve any action, the JSC shall take no action on the matter at issue and will use good faith efforts to reach consensus pursuant to Section 2.7.2.

2.7.2.The JSC shall use good faith efforts to reach consensus on matters within its decision-making authority.  If the JSC is unable to reach a consensus with respect to any such matter for a period in excess of [**], then such matter will be submitted to the Executive Officers of MyoKardia and Fulcrum for resolution.

2.7.3.If the Executive Officers of MyoKardia and Fulcrum are unable to resolve such matter within [**] after escalation to the Executive Officers, then the Executive Officer of MyoKardia will have the deciding vote over the resolution of such matter.

2.7.4.Notwithstanding the foregoing, MyoKardia may not exercise its final decision-making authority under Section 2.7 (JSC Decision-Making) (a) to amend the Research Plan and the budget included therein in a manner that would (i) expand the scope or increase the cost of the Fulcrum Research Activities, [**], or (ii) cause delays of greater than [**] in the performance of the Research Activities, (b) to require Fulcrum to take or decline to take any action that could reasonably be expected to result in a violation of any Applicable Law, any agreement with any Third Party or the infringement of intellectual property rights of Third Parties, (c) in a manner that excuses MyoKardia from any of its obligations specifically enumerated under this Agreement or otherwise agreed in writing by the Parties, (d) to expand or narrow the responsibilities of the JSC, (e) to amend, modify or waive any term of this Agreement, (f) to determine whether a Milestone has been achieved or (g) to determine whether a Party has breached or is in breach of this Agreement.

2.8.Dissolution of JSC.  The JSC will be dissolved upon the expiration of the Research Term or the earlier termination of this Agreement, unless extended as set forth in Section 2.4.15.

Article 3
RESEARCH ACTIVITIES

3.1.Research Plan.  Subject to the terms and conditions of this Agreement, Fulcrum and MyoKardia agree to collaborate to discover novel genetic modifiers of underlying drivers of genetic cardiomyopathy.  The research plan for this collaboration is set forth in Schedule 3.1 (the “Research Plan”).  All of the Research Activities to be conducted by or on behalf of the Parties under this Agreement during the Research Term are set forth at a high level in the Research Plan. Subject to Section 2.7 (JSC Decision-Making), the Research Plan may be amended at any time during the Research Term by the JSC.  Each Party will use Commercially Reasonable Efforts to conduct the Research Activities allocated to it in the Research Plan in a professional and timely manner and in compliance with all Applicable Laws.  Upon expiration of the Research Term, the Parties will have no further obligation to conduct any Research Activities, including the screening and target validation activities set forth in Section 3.6 (Target Validation and Selection of Cardiomyopathy Target(s)).

3.2.Progress Reports.  During the Research Term, each Party will furnish to the JSC, no later than [**] before each scheduled meeting of the JSC, an update on such Party’s progress under the Research Plan with respect to the performance of such Party’s Research Activities, including a high level summary of any results, data and other Know-How generated by such Party under the Research Plan. With respect to any such progress updates to the JSC, [**].

3.3.Potential Project Genes. MyoKardia will designate [**] different genes, which have been identified by MyoKardia as genes previously implicated in the scientific and medical literature as underlying drivers for certain genetically defined cardiomyopathies (the “Potential Project Genes”), within the first [**] following the Effective Date, for purposes of this Agreement.

3.4.Cell Line Scale Up and Screen Preparation.  Fulcrum will (a) scale up and differentiate one (1) Engineered Cell Line in an amount sufficient to conduct the Primary Screen and (b) undertake other preparation activities necessary to define a robust and reproducible set of experimental conditions to enable a more efficient high-throughput Primary Screen, as set forth in more detail in the Research Plan (collectively ((a) and (b)), the “Screen Preparation”).  Fulcrum will furnish a data package to the JSC that will contain the pilot data, assay performance metrics and other data from the Screen Preparation (“Screen Preparation Data Package”).  The JSC, in accordance with Article 2 (Collaboration Management), will review the Screen Preparation Data

Package and align on readouts (including positive/negative controls) and decide at what point to advance to Fulcrum’s performance of the Primary Screen.

3.5.Primary Screen.  Fulcrum will conduct the Primary Screen on each Potential Project Gene for the purpose of identifying one or more Screened Targets that modulate such Potential Project Gene.  Within [**] after completion of such Primary Screen, Fulcrum will furnish a data package to the JSC that will contain the information described in paragraph 4(d) of the Research Plan for [**] Potential Project Genes, including the [**] (the “Primary Screen Data Package”) [**].  The JSC, in accordance with Article 2 (Collaboration Management), will review the Primary Screen Data Package.  The JSC also may request, and Fulcrum will provide [**].

3.6.Target Validation and Selection of Cardiomyopathy Target(s).

3.6.1.Preliminary Validation.  From review of the Primary Screen Data Package and other data provided pursuant to Section 3.5 (Primary Screen), the JSC will select approximately [**] (or such number as determined by the JSC) compounds to advance to CRC Screen and Cell Toxicity Screen (“Preliminary Validation”).  Fulcrum will conduct Preliminary Validation for all such compounds and Screened Targets for each Potential Project Gene.  Within [**] after completion of Preliminary Validation, Fulcrum will deliver a report to the JSC containing all data resulting from the Preliminary Validation for all Screened Targets for all Potential Project Genes (“Preliminary Validation Data Package”).

3.6.2.Part 1 Validation.  The Parties, through the JSC and in accordance with Article 2 (Collaboration Management), will review the data in the Preliminary Validation Data Package to select up to [**] (or more, if mutually agreed by the Parties) such Screened Targets (each, a “Selected Target”) from which the JSC shall determine that all or a subset shall advance to Part 1 Validation.  Promptly following designation of the Selected Targets, Fulcrum will (a) provide the JSC with the identity of all Selected Targets, (b) notify the JSC as to whether any Screened Targets that were considered for advancement to Part 1 Validation are Excluded Targets (which, in such case, pursuant to Section 3.6.8 (Excluded Target) such Screened Targets shall not be selected by the JSC as a Selected Target) and [**].  Following designation of the Selected Targets and the JSC decision as to which Selected Targets to advance forward, each Party will initiate and conduct the Part 1 Validation activities described in paragraph 5.2 and Figure 2 of the Research Plan that are assigned to such Party for each Selected Target for each Potential Project Gene, which for Fulcrum will include [**] (“Part 1 Validation”).  For MyoKardia, Part 1 Validation activities include [**].  Within [**] after a Party’s completion of its Part 1 Validation activities, such Party will deliver a report containing all data resulting from such Part 1 Validation for all Selected Targets and for all Potential Project Genes to the JSC (each, a “Part 1 Validation Data Package”).

3.6.3.Part 2 Validation.  The Parties, through the JSC and in accordance with Article 2 (Collaboration Management) will review the data from the Part 1 Validation Data Package and identify which of the [**] Selected Targets across up to [**] Potential Project Genes meet the Part 1 Validation Criteria set forth in Figure 2 of the Research Plan (such targets, “Cardiomyopathy Target Candidates”).  MyoKardia will select which

Cardiomyopathy Target Candidates to advance to the validation activities identified in paragraph 5.3 and Figure 2 of the Research Plan (“Part 2 Validation”) and [**].  On a Cardiomyopathy Target Candidate-by-Cardiomyopathy Target Candidate basis, [**] from Part 2 Validation for such Cardiomyopathy Target Candidate to the JSC for review and discussion (“Part 2 Validation Summary”).

3.6.4.Final Data Package.  Upon completion of the Research Plan, the Parties shall work together to produce a final data package that will contain (a) all data generated in the performance of Fulcrum Research Activities, (b) all data generated in the performance of MyoKardia Research Activities [**] and (c) such other information identified in the Research Plan as to be included in such final data package (to the extent not provided in a previous Data Package), to provide to the JSC and allow MyoKardia to fully consider whether any of the Cardiomyopathy Target Candidates should be designated a Cardiomyopathy Target; provided that, Fulcrum will not be required to undertake any additional research activities to produce such other information not set forth in the Research Plan, and, to the extent, any such additional research activities would be required, Fulcrum will not be required to deliver such other information (the “Final Data Package”).  In the event that the Final Data Package does not contain all such information and either Party notifies the other Party thereof, such Party will promptly provide such missing items and, notwithstanding any earlier delivery by such Parties, the delivery date for the Final Data Package will be deemed for all purposes under this Agreement to be the date upon which the Parties have delivered a complete Final Data Package including all such items, as memorialized by the Parties in writing, which date will, if the Parties have not otherwise memorialized such delivery, be deemed to occur on [**] following the last date on which either Party has provided any missing items to the other Party and neither Party has notified the other of any additional missing items (the “Final Data Package Delivery Date”).  Fulcrum will provide reasonable assistance to MyoKardia in interpreting all data in the Final Data Package.  Promptly following the Final Data Package Delivery Date, Fulcrum will destroy MyoKardia’s materials provided under this Agreement, including any Engineered Cell Line, and MyoKardia’s Confidential Information, except that one copy of such Confidential Information can be kept for archival and legal purposes.

3.6.5.Selection of Lead Cardiomyopathy Target.  MyoKardia will have the sole discretion to designate one (1) Cardiomyopathy Target Candidate as the Lead Cardiomyopathy Target by written notice (“Lead Cardiomyopathy Target Notice”) delivered to Fulcrum no later than the date that is [**] (such period, the “First Designation Period”). In the Lead Cardiomyopathy Target Notice, MyoKardia will also identify the (a) Potential Project Gene for which expression is modulated by the Lead Cardiomyopathy Target (the “Lead Project Gene”) and (b) the genetically defined cardiomyopathies scientifically shown to be related to the Lead Project Gene (the “Lead Project Gene Exclusive Indications”).

3.6.6.Selection of Follow-On Cardiomyopathy Targets and Additional Cardiomyopathy Targets.  MyoKardia may, in its sole discretion, designate (a) [**] Follow-On Cardiomyopathy Target(s) or (b) [**] Additional Cardiomyopathy Target(s) by written notice(s) delivered to Fulcrum no later than the date that is [**] following the Final Data Package Delivery Date (“Second Designation Period”).  Such notice will identify whether such Cardiomyopathy Target is a Follow-On Cardiomyopathy Target or an Additional Cardiomyopathy Target and, with respect to an Additional Cardiomyopathy Target, the (a) Potential Project Gene for which expression is modulated by such Additional Cardiomyopathy Target (“Additional Project Gene”) and (b) the genetically defined cardiomyopathies scientifically shown to be related to the Additional Project Gene (the “Additional Project Gene Exclusive Indications”).

3.6.7.Medicinal Chemistry.

(a)By MyoKardia. [**].

(b)By Fulcrum.  In the event that MyoKardia desires Fulcrum to provide medicinal chemistry services and Fulcrum is willing to provide such services, then the Parties will thereafter negotiate in good faith to determine the activities, timelines, budgets, deliverables (including technology transfer, as appropriate) and other specifications of any Medicinal Chemistry Services to be performed by Fulcrum, and such matters would be set forth in a separate research plan.

3.6.8.Excluded Target.  The JSC may not select any Excluded Target as a target or compound to undergo Primary Screen or as a Selected Target or Cardiomyopathy Target Candidate, and MyoKardia may not select an Excluded Target as a Cardiomyopathy Target.  For clarity, (a) Fulcrum will not be required to provide any information regarding any Excluded Targets to MyoKardia, conduct target validation activities on such Excluded Target or to include any information with respect to such Excluded Target in any Data Package and (b) MyoKardia will have no payment obligations to Fulcrum with respect to any Excluded Targets.  For further clarity, (i) if such target qualifies as an Excluded Target solely pursuant to Section 1.62(a)(ii) (Excluded Target), Fulcrum may notify MyoKardia in writing of Fulcrum’s election, in its sole discretion, not to exclude such target from this Agreement, or (ii) if such target qualifies as an Excluded Target solely pursuant to Section 1.62(a)(i) (Excluded Target) and the applicable license, option or other grant of rights is non-exclusive, Fulcrum shall provide written notice of the nature of such license, option or grant of rights (subject to obligations of confidentiality to any Third Party) and, upon MyoKardia’s written notice to Fulcrum, such target will no longer constitute an Excluded Target, and if MyoKardia designates such target as a Cardiomyopathy Target, the scope of the grant of rights with respect to such target to MyoKardia under this Agreement will be reduced solely to the extent necessary to comply with the applicable license, option or other grant of rights.

3.7.Subcontracting.  Either Party may subcontract any of its responsibilities under the Research Plan; provided that (i) any subcontractor of a Party will have the requisite expertise to conduct the relevant subcontracted responsibilities, (ii) in the case of subcontracting by Fulcrum to a Third Party, such Third Party is approved by the JSC prior to the engagement of such Third Party subcontractor, and (iii) any agreement between a Party or its Affiliate and a permitted subcontractor pertaining to the Research Activities will be consistent with the provisions of this Agreement, including (A) an obligation to assign or irrevocably exclusively license, worldwide, in all fields, all intellectual property developed in the conduct of the relevant Research Activities to the subcontracting Party, including assignments by any employee, contractor or agent of such subcontractor (other than intellectual property solely related to improvements to any such subcontractor’s background technology, which intellectual property may be non-exclusively licensed to the subcontracting Party), and (B) terms and conditions under which such subcontractor of a Party is obligated to preserve the confidentiality of any Confidential Information of the other Party received by such subcontractor that are at least as restrictive as those described in Article 11 (Confidentiality).  The engagement by a Party of any subcontractor under this Section 3.7 (Subcontracting) will not relieve such Party of its obligations under this Agreement, including the Research Plan, and such Party will remain responsible for all acts or omissions by such subcontractor.

3.8.Research Funding.  Fulcrum will invoice MyoKardia within [**] after the end of each Calendar Quarter for the number of hours that Fulcrum FTEs spent performing the Fulcrum Research Activities in accordance with the Research Plan at the FTE Hourly Rate and all reasonable Out-of-Pocket Expenses incurred by Fulcrum in performing the Fulcrum Research Activities in accordance with the Research Plan (collectively, the “Covered Research Expenses”).  Such invoices will be reasonably detailed to include: (a) aggregate quarterly FTE hours; (b) the total amount due for FTEs; and (c) reasonably detailed descriptions of Out-of-Pocket Expenses.  MyoKardia will pay Two Million Five Hundred Thousand Dollars ($2,500,000) as pre-paid research funding pursuant to Section 6.2 (Prepaid Research Funding).  Once the Covered Research Expenses exceed such $2,500,000 threshold in aggregate costs, as evidenced by the cumulative sum of all invoices provided by Fulcrum to MyoKardia, MyoKardia will thereafter reimburse Fulcrum on a Calendar Quarter basis (including the Calendar Quarter in which the Covered Research Expenses exceeded such $2,500,000 threshold) for the Covered Research Expenses incurred by Fulcrum in such Calendar Quarter, up to a maximum of the Research Budget.  MyoKardia will pay all undisputed amounts set forth in such invoices within [**] after MyoKardia’s receipt thereof.  MyoKardia will be responsible for any costs it incurs in the performance of the MyoKardia Research Activities.

3.9.Records.  Each Party will maintain, or cause to be maintained, records of its activities under the Research Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which will properly reflect all work included in the Research Activities conducted under the Research Plan consistent with its internal procedures and policies.  Further, Fulcrum shall maintain records related to the invoices submitted to MyoKardia pursuant to Section 3.8 (Research Funding).  The Parties will retain such records for at least [**] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. During the Term, MyoKardia will have the right, during normal business hours and upon reasonable notice and at its own expense, to inspect and copy such of Fulcrum’s records not more than [**] in any Calendar Year.

3.10.Use of MyoKardia Materials and Molecules.  For the avoidance of doubt, nothing in this Agreement shall require Fulcrum to use any of MyoKardia’s materials or molecules, including in the conduct of the Research Activities [**].

Article 4
RESEARCH, DEVELOPMENT, MANUFACTURING,
AND COMMERCIALIZATION OF PRODUCTS

4.1.General.  Subject to the terms of this Agreement (including Section 4.2 (Diligence Requirements)), MyoKardia will have sole and exclusive control over whether to pursue the research, development, Regulatory Approval, manufacturing, commercialization, or other exploitation of any Molecule or Product and all matters relating thereto, itself or through one or more Affiliates or Third Parties selected by MyoKardia in its sole discretion.

4.2.Diligence Requirements.  During the Term and following MyoKardia’s designation of the Lead Cardiomyopathy Target, MyoKardia will use Commercially Reasonable Efforts to advance [**] Product to Regulatory Approval [**].  After receiving Regulatory Approval for a Product [**], MyoKardia will use Commercially Reasonable Efforts to commercialize such Product in [**].  After receiving Regulatory Approval for a Product [**], MyoKardia will use Commercially Reasonable Efforts to commercialize such Product [**].  Subject to Section 3.7 (Subcontracting) with respect to MyoKardia’s responsibilities under the Research Plan, MyoKardia may satisfy its obligations under this Section 4.2 (Diligence Requirements) itself or through one or more Affiliates or Third Parties selected by MyoKardia in its sole discretion.

4.3.Reporting. Within [**] after the Effective Date, Fulcrum shall submit to MyoKardia a high-level report setting forth Fulcrum’s then current estimate of (a) the aggregate quarterly FTE hours, (b) the total amount due for FTEs, and (c) the total Out-of-Pocket Expenses Fulcrum reasonably anticipates incurring during the conduct of the Fulcrum Research Activities (the “Anticipated Research Budget”).  Following the receipt of such report, Fulcrum and MyoKardia shall reasonably cooperate to resolve any questions pertaining to the Anticipated Research Budget.  Fulcrum shall promptly notify MyoKardia in writing of any material changes to the Anticipated Research Budget and provide an updated report reflecting any such material changes to the Anticipated Research Budget.  Following the end of the Research Term and, on a Target-by-Target basis, until the First Commercial Sale of a Product for any Target, MyoKardia shall provide a written report to Fulcrum within [**] after the end of each Calendar Year during the Term that summarizes MyoKardia’s exercise of efforts with respect to advancing Products to Regulatory Approval in accordance with Section 4.2 (Diligence Requirements) under this Agreement, including matters relating to seeking Regulatory Approval therefor.  Notwithstanding anything to the contrary in this Agreement (including Section 4.2 (Diligence Requirements)), MyoKardia will have no obligation to negotiate agreements to obtain additional rights to satisfy its obligations in Section 4.2 (Diligence Requirements).  MyoKardia shall also provide, in such annual reports, a summary of its anticipated activities with respect to the advancing such Products to Regulatory Approval for the following Calendar Year.

4.4.Applicable Laws.  MyoKardia will, and will require its Affiliates and Licensees to, comply with all Applicable Laws in its and their research, development, manufacture and commercialization of Products.

Article 5
LICENSE GRANTS AND EXCLUSIVITY

5.1.License Grant to MyoKardia.  Subject to the terms of this Agreement, during the Term, Fulcrum hereby grants, on behalf of itself and its Affiliates, to MyoKardia and its Affiliates an exclusive (even as to Fulcrum, except to the extent necessary for Fulcrum to perform the Fulcrum Research Activities), worldwide, royalty-bearing, sublicensable (through multiple tiers, in accordance with Section 5.2 (Sublicenses)) license under the Fulcrum Technology to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, distribute, have distributed, market, have marketed, promote, have promoted, or otherwise exploit Molecules and Products in the Field in the Territory.

5.2.Sublicenses.  Subject to the terms of this Agreement, MyoKardia may grant sublicenses of any rights granted to MyoKardia under Section 5.1 (License Grant to MyoKardia) through multiple tiers of sublicenses to one or more Sublicensees.  Each such sublicense will be consistent with the terms of this Agreement.  MyoKardia will provide a copy of each sublicense agreement to Fulcrum (which agreement may be redacted to remove confidential information not necessary for Fulcrum to ensure compliance with this Agreement) within [**] after the execution of each such sublicense.  MyoKardia will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement and, notwithstanding any sublicense, MyoKardia will remain primarily liable for all of MyoKardia’s duties and obligations contained in this Agreement.

5.3.License Grant to Fulcrum.  Subject to the terms of this Agreement, MyoKardia hereby grants, on behalf of itself and its Affiliates, to Fulcrum and its Affiliates a non-exclusive, non-sublicensable (except to permitted subcontractors, in accordance with Section 3.7 (Subcontracting)) license under the MyoKardia Technology solely to perform the Fulcrum Research Activities during the Research Term.

5.4.No Implied Licenses; Retained Rights.  Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any intellectual property.

5.5.Exclusivity.

5.5.1.Exclusivity Obligations.

(a)Data.  During the Research Term, Fulcrum (i) will use, and will cause its Affiliates and permitted subcontractors to use, any data generated in performance of any Research Activities (including any data in any Data Package) (“Research Data”) solely to perform the Fulcrum Research Activities in accordance with this Agreement and (ii) will only transfer, make available, deliver or disclose Research Data to such Affiliates and permitted subcontractors performing such Fulcrum Research Activities.  If MyoKardia designates a Lead Cardiomyopathy Target, then for [**] after the end of the Research Term (“Exclusivity Period”), Fulcrum (A) will not use (and will cause its Affiliates and permitted subcontractors to not use) any Research Data for any reason and (B) will not transfer, make available, deliver or disclose Research Data to any Third Party for any reason.  For clarity, after the Exclusivity Period, Fulcrum may use any Research Data (except for [**]) and may transfer, make available, deliver or disclose Research Data (except [**] to any Third Party for any reason.

(b)Cardiomyopathy Target Candidates.  During the Research Term following determination of the Cardiomyopathy Target Candidates, and for [**] after the end of the Research Term, Fulcrum will not (and, subject to Section 5.5.2 (Exception for Change of Control) and Section 5.5.3 (Exception for Affiliate Acquisition), will cause its Affiliates not to) work, independently or for or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), to research, develop, manufacture, commercialize, use, or otherwise exploit any compound or product (i) that is a Molecule or Product directed against the Cardiomyopathy Target Candidates (in whole or in part and in modified or unmodified form) for the treatment, prophylaxis or diagnosis of any indication or (ii) for the treatment of any Lead Project Gene Exclusive Indications or Additional Project Gene Exclusive Indications (any such compound or product in (i) or (ii), a “Competing Product”); provided, however, that any compounds or products that are directed against any Excluded Target(s) will not be considered within the definition of “Competing Product”, and Fulcrum will not be restricted by this Section 5.5.1 (Exclusivity Obligations) with respect to any such product.

5.5.2.Exception for Change of Control.  Fulcrum will not be in breach of the restrictions set forth in Sections 5.5.1 (Exclusivity Obligation) if Fulcrum undergoes a Change of Control with an Acquiring Party that is, independently on its own behalf, on the behalf of any Third Party or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), researching, developing, manufacturing, commercializing, using, or otherwise exploiting any Competing Product immediately prior to the consummation of such Change of Control and continues such exploitation of any Competing Product following the consummation of such Change of Control, as applicable; provided that (a) Fulcrum promptly notifies MyoKardia of such Change of Control and all Competing Products, (b) no Fulcrum Technology or Fulcrum Confidential Information is used by or on behalf of such Acquiring Party in connection with any subsequent performance of any such activities with respect to any such Competing Products following the consummation of such Change of Control, and (c) such Acquiring Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (b) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel teams charged with working on any Molecule or Product (or component thereof) or having access to data from activities performed under this Agreement or Confidential Information of the Parties; provided that personnel of such Acquiring Party that are responsible for financial functions and alliance management may, solely for such purposes, have access to information concerning Molecules and Products solely as necessary to perform such functions.

5.5.3.Exception for Affiliate Acquisition.  Fulcrum will not be in breach of the restrictions set forth in Sections 5.5.1 (Exclusivity Obligation) if Fulcrum acquires a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) (an “Affiliate Acquisition”) that is, independently on its own behalf, on the behalf of any Third Party or with any Third Party (including via a license, assignment, transfer or other grant of rights to such Third Party), researching, developing, manufacturing, commercializing, using, or otherwise exploiting any Competing Product, immediately prior to the consummation of such Affiliate Acquisition, as applicable, and continues such exploitation of any Competing Product following the consummation of such Affiliate Acquisition, as applicable; provided that (a) Fulcrum promptly notifies MyoKardia of such Affiliate Acquisition and all Competing Products, (b) within [**] after the effective date of such Affiliate Acquisition, Fulcrum will either (i) request that any Competing Product be included in this Agreement as a Molecule or Product, as applicable, on terms to be negotiated by the Parties; provided that if the Parties are unable to agree on the terms on which to include any Competing Product in this Agreement within [**] after the effective date of such Affiliate Acquisition, Fulcrum and its Affiliates will take the action specified in either the following clause (ii) or (iii), (ii) notify MyoKardia that the Acquired Party will fully divest its rights in and to such Competing Product, in which case, Fulcrum and the Acquired Party will fully divest their rights in and to any Competing Product within [**] after the effective date of such Affiliate Acquisition, or (iii) notify MyoKardia that Fulcrum and the Acquired Party are ceasing all research, development, manufacture and commercialization activities with respect to any Competing Product, in which case, within [**], after MyoKardia’s receipt of such notice, Fulcrum and its Affiliates will cease all such activities, (c) no Fulcrum Technology or Fulcrum Confidential Information is used by or on behalf of such Acquired Party in connection with any subsequent performance of any such activities with respect to any such Competing Products following the consummation of such Affiliate Acquisition, and (d) Fulcrum institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (c) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel teams charged with working on any Molecule or Product (or component thereof) or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

5.5.4.Exception for Existing Agreements.  Fulcrum will not be in breach of the restrictions set forth in Section 5.5.1(b)(ii) (Exclusivity Obligation) as a result of the exercise by any Third Party of any rights granted by Fulcrum or its Affiliates to such Third Party pursuant to any agreement entered into between Fulcrum or its Affiliates and such Third Party [**].  Fulcrum will not be in breach of the restrictions set forth in Section 5.5.1(b)(i) (Exclusivity Obligation) as a result of the exercise by any Third Party of any rights granted by Fulcrum or its Affiliates to such Third Party pursuant to any agreement entered into between Fulcrum or its Affiliates and such Third Party [**].

Article 6
FINANCIAL PROVISIONS

6.1.Upfront Payment.  MyoKardia will pay Fulcrum a one-time, non-refundable, non-creditable upfront payment of Ten Million Dollars ($10,000,000) within [**] after receipt by MyoKardia of a corresponding invoice from Fulcrum, which shall be issued no earlier than the Effective Date.

6.2.Prepaid Research Funding.  MyoKardia will pay Fulcrum a non-refundable payment of Two Million Five Hundred Thousand Dollars ($2,500,000) as prepaid research funding within [**] after receipt by MyoKardia of a corresponding invoice from Fulcrum, which shall be issued no earlier than the Effective Date.

6.3.Milestone Payments.

6.3.1.[**] Milestone.  Upon delivery of a [**] by Fulcrum to MyoKardia pursuant to Section [**] (such achievement the “[**] Milestone”), MyoKardia will pay Fulcrum a non-refundable payment of [**] within [**] after receipt by MyoKardia of a corresponding invoice from Fulcrum (“[**] Milestone Payment”); provided, however, that if [**], MyoKardia will pay Fulcrum the [**] Milestone Payment [**] within [**] after receipt by MyoKardia of a corresponding invoice from Fulcrum.  For the avoidance of doubt, the [**] Milestone Payment shall be payable only once.

6.3.2.Preclinical Milestones.  Subject to the remainder of this Section 6.3 (Milestone Payments), on a Cardiomyopathy Target-by-Cardiomyopathy Target basis, MyoKardia will make each of the one-time milestone payments set forth in Table 6.3.2 (“Preclinical Milestone Payments”) for the first achievement of each preclinical milestone event set forth in Table 6.3.2 (“Preclinical Milestone”) by the first Collaboration Molecule directed against such Cardiomyopathy Target to achieve such event, pursuant to and in the amounts set forth in column (a), (b) or (c), depending upon whether such Cardiomyopathy Target is (a) the Lead Cardiomyopathy Target, (b) a Follow-On Cardiomyopathy Target or (c) an Additional Cardiomyopathy Target, respectively.  MyoKardia will notify Fulcrum of the achievement of a Preclinical Milestone by MyoKardia, its Affiliates or its Licensees, in writing within [**] after such achievement.  MyoKardia will pay Fulcrum the amount of the Preclinical Milestone Payment corresponding to such Preclinical Milestone within [**] following the receipt of a corresponding invoice from Fulcrum. For the avoidance of doubt, each Preclinical Milestone Payment will be payable only once with respect to a Cardiomyopathy Target, on the first achievement of the Preclinical Milestone by the applicable Product directed against such Cardiomyopathy Target (if at all), notwithstanding the number of times one or more Products directed against the same such Cardiomyopathy Target may achieve such Preclinical Milestone.  For the further avoidance of doubt, in no event will the aggregate Preclinical Milestone Payments payable by MyoKardia under this Section 6.3.2 (Preclinical Milestones) exceed: (i) [**] for Collaboration Molecules directed against the Lead Cardiomyopathy Target; (ii) on a Follow-On Cardiomyopathy Target-by-Follow-On Cardiomyopathy basis, [**] for Collaboration Molecules directed against a Follow-On Cardiomyopathy Target; and (iii) on an Additional Cardiomyopathy Target-by-Additional

Cardiomyopathy Target basis, [**] for Collaboration Molecules directed against an Additional Cardiomyopathy Target.

Table 6.3.2 – Preclinical Milestones and Preclinical Milestone Payments
Preclinical Milestone	Preclinical Milestone Payments for the [First Collaboration Molecule that is Directed Against:
	(a) the Lead Cardiomyopathy Target	(b) a Follow-On Cardiomyopathy Target	(c) an Additional Cardiomyopathy Target
1. [**]	[**]	[**]	[**]
2. [**]	[**]	[**]	[**]

6.3.3.Development Milestones.  Subject to the remainder of this Section 6.3 (Milestone Payments), on a Cardiomyopathy Milestone Target-by-Cardiomyopathy Milestone Target basis, MyoKardia will make each of the one-time milestone payments set forth in Table 6.3.3 (“Development Milestone Payments”) for the first achievement of each development milestone event set forth in Table 6.3.3 (“Development Milestone”) by the first Product directed against such Cardiomyopathy Milestone Target to achieve such event, pursuant to and in the amounts set forth in column (a), (b) or (c), depending upon whether such Cardiomyopathy Milestone Target is an Initial Cardiomyopathy Milestone Target (and, in such case, whether such Cardiomyopathy Milestone Target is the first Initial Cardiomyopathy Milestone Target to achieve the applicable Development Milestone) or a Secondary Cardiomyopathy Milestone Target.  MyoKardia will notify Fulcrum of the achievement of a Development Milestone by MyoKardia, its Affiliates or its Licensees, in writing within [**] after such achievement.  MyoKardia will pay Fulcrum the amount of the Development Milestone Payment corresponding to such Development Milestone within [**] following the receipt of a corresponding invoice from Fulcrum.  For the avoidance of doubt, each Development Milestone Payment will be payable only once with respect to a Cardiomyopathy Milestone Target, on the first achievement of the Development Milestone by the applicable Product directed against such Cardiomyopathy Milestone Target (if at all), notwithstanding the number of times one or more Products directed against such Cardiomyopathy Milestone Target may achieve such Development Milestone.  For the further avoidance of doubt, in no event will the aggregate Development Milestone Payments payable by MyoKardia under this Section 6.3.3 (Development Milestones) exceed: (i) [**] with respect to the first achievement of each Development Milestone, collectively, by a Product directed against any Initial Cardiomyopathy Milestone Target; (ii) except as set forth in the foregoing clause (i), on an Initial Cardiomyopathy Milestone Target-by-Initial Cardiomyopathy Milestone Target basis, [**] for Products directed against an Initial Cardiomyopathy Milestone Target; and (iii) on a Secondary Cardiomyopathy Milestone Target-by-Secondary Cardiomyopathy Milestone

Target basis, [**] for Products directed against a Secondary Cardiomyopathy Milestone Target.

Table 6.3.3 – Development Milestones and Development Milestone Payments
Development Milestone	Development Milestone Payment for the first Product Directed Against:
	(a) the first Initial Cardiomyopathy Milestone Target	(b) a subsequent Initial Cardiomyopathy Milestone Target	(c) a Secondary Cardiomyopathy Milestone Target
1. [**]	[**]	[**]	[**]
2. [**]	[**]	[**]	[**]
3. [**]	[**]	[**]	[**]
4. [**]	[**]	[**]	[**]
5. [**]	[**]	[**]	[**]
6. [**]	[**]	[**]	[**]

6.3.4.Cumulative Sales Milestones.  Subject to the remainder of this Section 6.3 (Milestone Payments), on a Cardiomyopathy Milestone Target-by-Cardiomyopathy Milestone Target basis, during the Royalty Term, MyoKardia will make each of the one-time milestone payments set forth in Table 6.3.4 (“Sales Milestone Payments”) for the first achievement of each sales milestone event set forth in Table 6.3.4 (“Sales Milestone”) by the Products directed against such Cardiomyopathy Milestone Target to achieve such event, pursuant to and in the amounts set forth in column (a), (b) or (c), depending upon whether such Cardiomyopathy Milestone Target is an Initial Cardiomyopathy Milestone Target (and, in such case, whether such Cardiomyopathy Milestone Target is the first Initial Cardiomyopathy Milestone Target to achieve the applicable Sales Milestone) or a Secondary Cardiomyopathy Milestone Target.  MyoKardia will notify Fulcrum of the achievement of a Sales Milestone by MyoKardia, its Affiliates or its Licensees, in writing within (i) [**] after the achievement of Sales Milestone 1 (First Commercial Sale of a Product); and (ii) [**] after the end of the Calendar Year in which each remaining Sales Milestone is achieved.  MyoKardia will pay Fulcrum the amount of the Sales Milestone Payment corresponding to such Sales Milestone within [**] following the receipt of a corresponding invoice from Fulcrum.  For the avoidance of doubt, each Sales Milestone Payment will be payable only once with respect to a Cardiomyopathy Milestone Target, on the first achievement of the Sales Milestone by the applicable Product directed against such Cardiomyopathy Milestone Target (if at all), notwithstanding the number of times one or more Products directed against the same such Cardiomyopathy Milestone Target may achieve such Sales Milestone.  For the further avoidance of doubt, in no event will the aggregate Sales Milestone Payments payable by MyoKardia under this Section 6.3.4 (Cumulative Sales Milestones) exceed: (A)  [**] with respect to the first achievement of each Sales Milestone, collectively, by a Product directed against any Initial Cardiomyopathy Milestone Target, (B) except as set forth in the foregoing clause (i), on an Initial Cardiomyopathy Milestone Target-by-Initial Cardiomyopathy Milestone Target basis, [**] for Products directed against an Initial Cardiomyopathy Milestone Target; and (C) on a Secondary Cardiomyopathy Milestone Target-by-Secondary Cardiomyopathy Milestone Target basis, [**] for Products directed against a Secondary Cardiomyopathy Milestone Target.

Table 6.3.4 – Sales Milestones and Sales Milestone Payments
Sales Milestone	Sales Milestone Payment for Products Directed Against:
	(a) the first Initial Cardiomyopathy Milestone Target	(b) a subsequent Initial Cardiomyopathy Milestone Target	(c) a Secondary Cardiomyopathy Milestone Target
1. [**]	[**]	[**]	[**]
2. Cumulative Net Sales of Products are equal to or exceed [**]	[**]	[**]	[**]
3. Cumulative Net Sales of Products are equal to or exceed [**]	[**]	[**]	[**]
4. Cumulative Net Sales of Products are equal to or exceed [**]	[**]	[**]	[**]
5. Cumulative Net Sales of Products are equal to or exceed [**]	[**]	[**]	[**]

6.3.5.Additional Terms Applicable to Milestones. The following additional terms apply to some or all of the Milestones and Milestone Payments.

(a)Replacement Target.  On a Cardiomyopathy Milestone Target-by-Cardiomyopathy Milestone Target basis, if MyoKardia discontinues development of Products directed against such Cardiomyopathy Milestone Target, MyoKardia may select another Cardiomyopathy Target Candidate to replace the terminated Cardiomyopathy Milestone Target at any time during the Exclusivity Period by written notice to Fulcrum (such selected Cardiomyopathy Target Candidate, the “Replacement Target”).  If any such Replacement Target is so selected after any Preclinical Milestone or Development Milestone has already been achieved with respect to a Product directed against the original Cardiomyopathy Milestone Target, then MyoKardia shall not pay any Milestone Payment upon achievement of the same Milestone by any Product directed against such Replacement Target for which Fulcrum already received a Preclinical Milestone Payment or Development Milestone Payment for a Product directed against the original Cardiomyopathy Milestone Target.

(b)Skipped Milestones.  Certain Development Milestones, together with the Preclinical Milestones are intended to be successive, and on a Cardiomyopathy Milestone Target-by-Cardiomyopathy Milestone Target basis, if the first Molecule or Product directed against such Cardiomyopathy Milestone Target is not required to undergo the event associated with any such Development Milestone or Preclinical Milestone (or if MyoKardia acquires rights to the first Molecule or Product directed against such Cardiomyopathy Milestone Target from a Third Party, including by license or acquisition, which rights are acquired with respect to a Molecule or Product that is at any stage of development after a Preclinical Milestone or Development Milestone, an “Acquired Product”), such skipped milestone will be deemed to have been achieved upon the achievement by such Product of the next successive Milestone; provided that,

(i)with respect to Development Milestones 4, 5, and 6 the “Approval Milestones”), none of the Approval Milestones will be deemed to have been achieved upon the achievement of any other Approval Milestone; and

(ii)the achievement of Development Milestone 4 will result in the deemed achievement of Development Milestone 3 (if not previously achieved).

Payment for any such skipped Development Milestones or Preclinical Milestones that is owed in accordance with the provisions of Section 6.3.3 (Development Milestones) with respect to a given Product will be due concurrently with the payment for the next successive Development Milestone or Preclinical Milestone by such Product; provided that, with respect to an Acquired Product, payment for any such skipped Development Milestones or Preclinical Milestones that is owed in accordance with the provisions of Section 6.3.3 (Development Milestones) will be due and payable with respect to such Acquired Product [**] following achievement of the corresponding Preclinical Milestone or Development Milestone.

6.4.Royalties.

6.4.1.Royalty Rate.  Subject to Section 6.4.4 (Royalty Reductions), on a Product-by-Product basis during the Royalty Term, MyoKardia will pay to Fulcrum royalties based on the Net Sales in any Calendar Year resulting from the sale of such Product in the Territory at the royalty rates set forth in Table 6.4.1 (the “Royalty Rates”).

Table 6.4.1 – Royalty Rates
Calendar Year Net Sales of a Product in the Territory	Royalty Rate
Portion of annual Net Sales of such Product in the Territory that is less than or equal to [**]	[**]
Portion of annual Net Sales of such Product in the Territory that is greater than [**], and less than or equal to [**]	[**]
Portion of annual Net Sales of such Product in the Territory that is greater than [**], and less than or equal to [**]	[**]
Portion of annual Net Sales of such Product in the Territory that is greater than [**]	[**]

6.4.2.Royalty Term.  On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, (a) no further royalty payments will be payable by MyoKardia in respect of sales of such Product in such country, (b) no further Development Milestone Payments or Sales Milestone Payments will be payable by MyoKardia with respect of development or sales of such product in such country, and (c) the license granted to MyoKardia under Section 5.1 (License Grant to MyoKardia) with respect to such Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free.

6.4.3.Only One Royalty.  Only one royalty will be due with respect to the sale of the same unit of Product.  Only one royalty will be due hereunder on the sale of a Product even if the manufacture, use, sale, offer for sale, importation or exportation of such Product infringes more than one Valid Claim of a Fulcrum Patent Right.

6.4.4.Royalty Reductions.

(a)Valid Claim Adjustment.  On a Product-by-Product and country-by-country basis, in the event that during the Royalty Term there is no Valid Claim of a Fulcrum Patent Right Covering such Product in such country, then, commencing with the first Calendar Quarter there is no Valid Claim of a Fulcrum Patent Right Covering such Product in such country, the applicable Royalty Rate for such Product in such country will be reduced by [**].

(b)Reduction for Generic Competition.  Subject to Section 6.4.4(d) (Cumulative Adjustments), on a Product-by-Product basis, in the event of Loss of Market Exclusivity with respect to a Product in a country, as from the first Calendar Quarter this Section 6.4.4(b) (Reduction for Generic Competition) applies, the applicable Royalty Rate pursuant to Section 6.4 (Royalty Rate) for annual Net Sales of such Product otherwise due in such country will be reduced by [**] where there is a Loss of Market Exclusivity for such Product in such Calendar Quarter in such country.

(c)Third Party Obligations.  Subject to Section 6.4.4(d) (Cumulative Adjustments), in the event that MyoKardia determines that patents owned or controlled by a Third Party would be necessary or useful for the development or commercialization of any Product under this Agreement, MyoKardia may deduct [**] of any royalties paid by MyoKardia to such Third Party for sales of such Product thereunder in a given Calendar Quarter in a particular country against the royalties due and payable by MyoKardia to Fulcrum on the Net Sales for such Product in such Calendar Quarter in such country.  For clarity, such deduction would be on a Product-by-Product basis (i.e., Third Party royalties by MyoKardia paid with respect to a Product would be stackable only against royalties for the same Product).

(d)Cumulative Adjustments.  The provisions of Sections 6.4.4(a) (Valid Claim Adjustment), 6.4.4(b) (Reduction for Generic Competition), and 6.4.4(c) (Third Party Obligations) are cumulative; provided, however, on a country-by-country and Product-by-Product basis, in no event will the royalty reductions for a Product permitted under Sections 6.4.4(a) (Valid Claim Adjustment), 6.4.4(b) (Reduction for Generic Competition), or 6.4.4(c) (Third Party Obligations), alone or together, reduce the royalties due to Fulcrum for such Product pursuant to Section 6.4.1 (Royalty Rates) in a country in a given Calendar Quarter by more than (i) if such Product is not a New Modality, [**] of the applicable royalties that would otherwise be owed on the Net Sales of such Product or (ii) if such Product is a New Modality, [**] of the applicable royalties that would otherwise be owed on the Net Sales of such Product.

6.4.5.[**].

6.4.6.Royalty Reports.  Following the first sale of a Product giving rise to Net Sales and continuing for the remainder of the Royalty Term, (a) within [**] after the end of each Calendar Quarter, MyoKardia will deliver a report to Fulcrum specifying on a Product-by-Product and country-by-country basis, MyoKardia’s preliminary, non-binding, good faith estimates of the royalties payable to Fulcrum on Net Sales of such Products in such countries, and (b) within [**] after the end of each Calendar Quarter, MyoKardia will deliver a report to Fulcrum specifying on a Product-by-Product and country-by-country basis: (i) Net Sales in the relevant Calendar Quarter; (ii) to the extent such Net Sales include sales not denoted in Dollars, a summary of the then-current exchange rate methodology then in use by MyoKardia; (iii) a calculation of any adjustments to such royalties under Section 6.4.4(a) (Valid Claim Adjustment); (iv) the applicable Cardiomyopathy Milestone Target(s) directed against such Product and the applicable Royalty Rate(s) under this Agreement for such Net Sales; and (v) a calculation of the final royalties payable on such Net Sales.  All royalty payments due under this Section 6.4 (Royalties) for each Calendar Quarter will be due and payable within [**] after the end of each Calendar Quarter.  MyoKardia’s reports delivered to Fulcrum under this Section 6.4.6 (Royalty Reports) will be MyoKardia’s Confidential Information under this Agreement.

6.5.Payment Terms; Blocked Payments.  All payments under this Agreement will be paid in Dollars, by wire transfer to an account designated by Fulcrum (which account Fulcrum may update from time to time in writing).  In the case of Net Sales made by MyoKardia and its Affiliates or Licensees in currencies other than Dollars, the rate of exchange to be used in computing the amount of Dollars due for royalty payments will be the rate of exchange utilized by MyoKardia in its worldwide accounting system and calculated in accordance with GAAP.  If, by reason of Applicable Laws or regulations in any country, it becomes impossible or illegal for MyoKardia to transfer, or have transferred on its behalf, royalties or other payments to Fulcrum, such payments will be made in any such country in local currency in such country by deposit in a local bank designated by Fulcrum.

6.6.Withholding Taxes.  If MyoKardia concludes Withholding Taxes are required under the laws of any country within the Territory with respect to payments to Fulcrum, MyoKardia will withhold the required amount and pay it to the appropriate Governmental Authority.  In any such case, MyoKardia will promptly provide Fulcrum with original receipts or other evidence and cooperation as reasonably desirable and sufficient to allow Fulcrum to document such Withholding Taxes for purposes of claiming foreign tax credits and similar benefits.

6.7.Records; Audits.  The Parties will (and will cause their respective Affiliates and sublicensees to) at all times keep and maintain accurate and complete records regarding, in the case of MyoKardia, Net Sales during [**], and in the case of Fulcrum, any costs for Fulcrum FTEs or Out-of-Pocket Expenses covered by the initial prepaid research funding or reimbursed by MyoKardia pursuant to Section 3.8 (Research Funding).  Upon [**] prior written notice from the auditing Party, the non-auditing Party will (and will cause its Affiliates and sublicensees to) permit an independent certified public accounting firm of internationally recognized standing, selected by the auditing Party and reasonably acceptable to the non-auditing Party, to examine the relevant books and records of the non-auditing Party, its Affiliates, and sublicensees, as may be reasonably necessary to verify, in the case of MyoKardia, the royalty reports submitted by MyoKardia in accordance with Section 6.4.6 (Royalty Reports), and in the case of Fulcrum, the invoices submitted by Fulcrum in accordance with Section 3.8 (Research Funding).  An examination by either Party under this Section 6.7 (Records; Audits) will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [**] before the date of the request.  Further, a Party’s (or its Affiliates’ or sublicensees’) books of records for any Calendar Year may be examined [**].  The accounting firm will be provided access to such books and records at the facility or facilities where such books and records are normally kept and such examination will be conducted during normal business hours.  The non-auditing Party (or any Affiliate or sublicensee) may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records.  Upon completion of the audit, the accounting firm will provide both Fulcrum and MyoKardia a written report disclosing whether, in the case of MyoKardia, the reports submitted by MyoKardia, or in the case of Fulcrum, the invoices submitted by Fulcrum, are correct or incorrect and the specific details concerning any discrepancies.  If any report submitted by MyoKardia or invoice submitted by Fulcrum results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party with interest calculated in accordance with Section 6.8 (Late Payment).  The costs and fees of any audit conducted by a Party under this Section 6.7 (Records; Audits) will be borne by the auditing Party, unless, in the case of an audit conducted by Fulcrum, such audit reveals an underpayment of amounts owed to Fulcrum of more than [**] of the amount that was owed by MyoKardia, or in the case of an audit conducted by MyoKardia, such audit reveals an overpayment of amounts owed to Fulcrum of more than [**] of the amount that was properly payable by MyoKardia in accordance with Section 3.8 (Research Funding), in either case, with respect to the relevant Calendar Year, in which case, the non-auditing Party will reimburse the auditing Party for the reasonable expense incurred by the auditing Party in connection with the audit.

6.8.Late Payment.  Any undisputed payments or portions thereof due hereunder that are not paid when due will accrue interest from the date due until paid at [**] above the Prime Rate of interest as reported in the Wall Street Journal (or if the Wall Street Journal no longer quotes such rate, as reported in another source mutually agreed by the Parties) on the date payment is due, compounded daily, but not to exceed the maximum permitted by Applicable Law. Any such overdue payment when made will be accompanied by all interest so accrued.

Article 7
INTELLECTUAL PROPERTY

7.1.Ownership of Technology.  Notwithstanding any provision of this Agreement to the contrary, as between the Parties:

7.1.1.the Parties will jointly own (and may, subject to the licenses granted and other terms and conditions hereunder, exploit without a duty to account to the other Party and without an obligation to seek permission to grant licenses thereunder) all Know-How invented or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under the Research Plan [**], including any such Know-How related to a Target (“Target Know-How”), and any Patent Right that claims or discloses any Target Know-How (“Target Patent Rights”), except for any Know-How and Patent Rights solely and exclusively owned by MyoKardia in accordance with Section 7.1.2;

7.1.2.MyoKardia will solely and exclusively own (a) all Know-How invented or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement to the extent relating to [**], and (b) any Patent Right that claims or discloses any Know-How described in clause (a);

7.1.3.Fulcrum will solely and exclusively own (a) all Know-How invented or created solely or jointly by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement solely to the extent such Know-How relates to the Fulcrum Platform and (b) any Patent Right that claims or discloses any Know-How described in clause (a) (the “Platform Patent Rights”); and

7.1.4.except as set forth in Sections 7.1.1, 7.1.2, and 7.1.3, (a) each Party will solely own (i) all Know-How invented or created solely by such Party, its Affiliates or Third Parties acting on its or their behalf in the performance of activities under this Agreement and (ii) any Patent Right that claims any Know-How described in clause (a)(i), and (b) the Parties will jointly own (and may, subject to the licenses granted hereunder, exploit without a duty to account to the other Party and without an obligation to seek permission to grant licenses thereunder) any (i) Know-How jointly invented or created by the Parties, their Affiliates or Third Parties acting on their behalf, in the performance of activities under this Agreement and (ii) Patent Right that claims Know-How described in clause (b)(i).

7.2.Cooperation.  Each Party will, and does hereby, assign, and will cause its Affiliates to, and use good faith efforts to cause its and their Representatives to, so assign, to the other Party, without additional compensation, such rights, title and interests in and to any Know-How or Patent Rights as are necessary to fully effect, as applicable, the allocation of ownership set forth in Section 7.1 (Ownership of Technology).

7.3.Inventorship.  Inventorship of any inventions conceived or reduced to practice in the course of performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws (regardless of where the applicable activities occurred).  In the case of unpatentable Know-How, inventorship will be determined under such U.S. patent law principles by treating such Know-How as if it were patentable.

7.4.Prosecution and Maintenance of Patent Rights.

7.4.1.MyoKardia’s Sole Right.  As between the Parties, MyoKardia will have the sole right, but not the obligation, at MyoKardia’s expense, to control the preparation, filing, prosecution, maintenance and defense of the MyoKardia Patent Rights (other than the Joint Patent Rights).

7.4.2.Fulcrum’s First Right.  As between the Parties, Fulcrum will have the first right, but not the obligation, at Fulcrum’s expense, to control the preparation, filing, prosecution, maintenance and defense of the Fulcrum Patent Rights (other than the Joint Patent Rights).

7.4.3.Joint Patent Rights.  As between the Parties, MyoKardia shall have the right to control the preparation, filing, prosecution, maintenance and defense of any Joint Patent Right relating to a Target at its sole expense and discretion.  Otherwise, the Parties shall mutually agree as to which Party shall have the right to control the preparation, filing, prosecution, maintenance and defense of any other Joint Patent Right, and the Parties shall share the costs of such activities (“Jointly Controlled Patent Rights”).  If MyoKardia no longer wishes to file or maintain any Joint Patent Right, then MyoKardia shall so notify Fulcrum and such Joint Patent Right shall become a Jointly Controlled Patent Right.  Immediately upon such notice to Fulcrum, or within [**] before an official action is due or deemed required to the applicable Governmental Authority with respect to such Jointly Controlled Patent Right, Fulcrum will have the second right, but not the obligation, to assume the preparation, filing, prosecution, maintenance and defense of such Jointly Controlled Patent Right upon written notice to MyoKardia and, upon such written notice to MyoKardia, MyoKardia’s exclusive license to Fulcrum’s rights under such Jointly Controlled Patent Right under Section 5.1 (License Grant to MyoKardia) shall terminate.  If either Party decides not to share in the cost of filing or maintaining any Joint Patent Right (an “Abandoned Patent Right”) and the other Party decides to continue prosecution or maintenance of the Joint Patent Right, then the continuing Party shall have sole discretion (and expense) regarding the prosecution and maintenance of the Abandoned Patent Right.

7.4.4.MyoKardia’s Second Right.  If Fulcrum fails or declines to file or maintain any Fulcrum Patent Right (other than Platform Patent Rights) that solely Covers a Product (each, a “Product Patent Right”), then within [**] before a response is due to the applicable Governmental Authority with respect to such Product Patent Right, MyoKardia will have the second right, but not the obligation, at MyoKardia’s expense, to assume the preparation, filing, prosecution, maintenance and defense of such Product Patent Right upon written notice to Fulcrum.

7.4.5.Cooperation.  Each Party will cooperate with the other Party to the extent reasonably necessary for a Party to prosecute the Product Patent Rights or the Joint Patent Rights, at the non-prosecuting Party’s cost and expense, including by providing access to relevant records and documents (including laboratory notebooks) and other evidence, and making its employees available during reasonable business hours, executing all such documents and instruments and performing such acts (and causing its relevant Representatives to execute such documents and instruments and to perform such acts) as the prosecuting Party may reasonably request.  The prosecuting Party with respect to any of the Product Patent Rights or the Joint Patent Rights in the Territory will give the non-prosecuting Party an opportunity to review any application with respect to such Patent Rights before filing, will consult with the non-prosecuting Party with respect thereto, and will consider any reasonable comments of the non-prosecuting Party with respect thereto.  The prosecuting Party will supply the non-prosecuting Party with a copy of the application as filed, together with notice of its filing date and serial number.  The prosecuting Party will keep the non-prosecuting Party reasonably informed of the status of the actual and prospective patent filings (including the grant of any such Patent Rights), and will provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings including (i) all United States and non-United States patent office actions involving the Product Patent Rights or the Joint Patent Rights, (ii) the issuance of each patent included within the Product Patent Rights or the Joint Patent Rights, giving the date of issue and patent number for each such patent, and (iii) each notice pertaining to any patent included within the Product Patent Rights or the Joint Patent Rights which it receives pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Act”).  As between the Parties, MyoKardia will have the sole right, but not the obligation, at MyoKardia’s expense, to control any application for patent term extensions or supplementary protection certificates where applicable, with respect to the Product Patent Rights.  Fulcrum will cooperate with MyoKardia in applying for any such patent term extensions.  MyoKardia will notify Fulcrum of each filing for patent term restoration under the Act and all awards of patent term restoration (extensions) with respect to the Product Patent Rights.

7.5.Defense of Claims Brought by Third Parties.  If any Third Party brings a claim or otherwise asserts that a Product manufactured, used or sold by MyoKardia, its Affiliates or Licensees infringes such Third Party’s Patent Rights or misappropriates such Third Party’s Know-How, the Party first having notice of the claim or assertion will promptly notify, but in any event no later than [**] after the receipt of notice of an action, the other Party in writing.  Each Party will have the sole right to take action to defend any such claim brought against it by a Third Party; provided, however, that neither Party will enter into any settlement of any claim described in this Section 7.5 (Defense of Claims Brought by Third Parties) that materially and adversely affects the other Party’s rights or interests without first obtaining such Party’s written consent.  Nothing in this Section 7.5 (Defense of Claims Brought by Third Parties) will be deemed to relieve either Party of its rights or obligations under Article 9 (Indemnification; Insurance).

7.6.Enforcement of Patent Rights.

7.6.1.Notice of Competitive Infringement.  Each Party will provide to the other Party written notice within [**] after becoming aware of any infringement, unauthorized use, misappropriation or threatened infringement of the Product Patent Rights, by a Third Party that is actually or potentially exploiting a product that is or would be competitive with a Product (a “Competitive Infringement”).

7.6.2.MyoKardia’s First Right.  As between the Parties, MyoKardia will have the (a) sole right, but not the obligation, to enforce MyoKardia Patent Rights (other than the Joint Patent Rights) against any infringement, unauthorized use, misappropriation or threatened infringement by counsel of its own choice, at its own expense, and (b) the first right, but not the obligation, to enforce the Product Patent Rights and the Joint Patent Rights, against any Competitive Infringement by counsel of its own choice, at its own expense.  For the avoidance of doubt, MyoKardia shall not have the right to enforce any Platform Patent Rights.

7.6.3.Fulcrum’s Second Right.  If, within [**] after receipt of notice of any Competitive Infringement, MyoKardia has not enforced the Product Patent Rights or the Joint Patent Rights, against such Competitive Infringement, then Fulcrum will have the second right, but not the obligation, at Fulcrum’s expense, to enforce such Product Patent Rights or Joint Patent Rights against such Competitive Infringement, by counsel of its own choice, at its own expense, upon written notice to MyoKardia.

7.6.4.Other Enforcement Actions.  As between the Parties, each Party will have the right, but not the obligation, to enforce the Joint Patent Rights against the unauthorized use, misappropriation or threatened infringement of the Joint Patent Rights by a Third Party that is actually or potentially exploiting a product that is or would be competitive with each Party’s other product(s) (each, an “Other Enforcement Action”), without the consent of the other Party.

7.6.5.Cooperation.  Each Party will cooperate with the other Party to the extent reasonably necessary for a Party to bring any enforcement action pursuant to Section 7.6.2 (MyoKardia’s First Right), Section 7.6.3 (Fulcrum’s Second Right) or Section 7.6.4 (Other Enforcement Actions), as applicable, at the non-enforcing Party’s cost and expense, including by providing access to relevant records and documents (including laboratory notebooks) and other evidence, making its employees available during reasonable business hours, and executing all such documents and instruments and performing such acts (and causing its relevant Representatives to execute such documents and instruments and to perform such acts) as the prosecuting Party may reasonably request.  The non-enforcing Party will, and will cause its Affiliates to, assist and cooperate with the enforcing Party, as the enforcing Party may reasonably request from time to time, in connection with any enforcement action under this Section 7.6 (Enforcement of Patent Rights), including joining in, or being named as a necessary party to, any such enforcement action and executing any settlement agreement as reasonably requested by the enforcing Party; provided that the enforcing Party will reimburse the non-enforcing Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection with its cooperation pursuant to this sentence.  Unless otherwise set forth herein, the enforcing Party will have the right to settle all claims arising from any such enforcement action; provided that neither Party will have the right to settle any litigation or claim under this Section 7.6 (Enforcement of Patent Rights) in a manner that (a) imposes any costs or liability on the other Party or its Affiliates or its or their licensees, (b) involves any admission of wrongdoing, fault, or liability by the other Party or its Affiliates or its or their licensees, (c) admits the invalidity or unenforceability (in whole or in part) of intellectual property Controlled by the other Party or its Affiliates or its or their licensees, or (d) imposes restrictions or obligations on the other Party or its Affiliates or licensees not otherwise permitted under this Agreement, in each case ((a) through (d)), without the express written consent of such other Party, which will not be unreasonably withheld, conditioned, or delayed.

7.6.6.Recovery of Damages.  Unless otherwise agreed by the Parties in writing, any damages or monetary awards recovered with respect to a proceeding under this Section 7.6 (Enforcement of Patent Rights) will be first allocated to reimburse the Parties for their costs and expenses incurred in connection with such proceeding (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses), and the remainder, if any, shall be [**].

7.7.Trademarks; Copyrights.  MyoKardia will have the sole discretion to select, prosecute, maintain, and enforce all trademarks, trade dress, and copyrights related to the Product(s).

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.Mutual Representations and Warranties.  Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

8.1.1.it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2.the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3.it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.1.4.this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and

8.1.5.the execution, delivery, and performance by such Party of this Agreement (including such Party’s respective Research Activities) and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any agreement with a Third Party, order, judgment, agreement or instrument to which it is a party.

8.2.Representations and Warranties of Fulcrum.  Fulcrum hereby represents and warrants to MyoKardia that, as of the Effective Date:

8.2.1.to its knowledge, the practice of the Fulcrum Technology existing as of the Effective Date and the Platform Patent Rights existing as of the Effective Date (the “Existing Platform Patent Rights”) in the conduct of the Fulcrum Research Activities will not infringe any Patent Right or misappropriate any Know-How of any Third Party;

8.2.2.the Fulcrum Technology existing as of the Effective Date and Existing Platform Patent Rights are solely owned by Fulcrum or one of its Affiliates, free of any encumbrance, lien, or claim of ownership by any Third Party;

8.2.3.all current and former Fulcrum Representatives who have contributed to the creation or development of any Fulcrum Technology existing as of the Effective Date and Existing Platform Patent Rights have executed and delivered to Fulcrum or one of its Affiliates an agreement regarding the protection of proprietary information (including Confidential Information and Know-How) and the assignment to Fulcrum or such Affiliate of any intellectual property that arises from such Representatives’ activities for Fulcrum or any of its Affiliates, and, to its knowledge, no current or former Representative is in violation of any such agreement;

8.2.4.it has not granted any right or license to any Affiliate or Third Party that would be inconsistent with or conflict with MyoKardia’s rights hereunder, and there are no agreements or arrangements to which Fulcrum or any of its Affiliates is a party relating to Fulcrum Technology, Platform Patent Rights or the Fulcrum Platform that would (a) limit the rights granted to MyoKardia under this Agreement or (b) restrict or result in a restriction in MyoKardia’s ability to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, distribute, have distributed, market, have marketed, promote, have promoted, or otherwise exploit the Molecules or Products in the Field in the Territory in accordance with this Agreement;

8.2.5.there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to its knowledge after reasonable inquiry, threatened against Fulcrum or any of its Affiliates, in each case relating to the activities or transactions contemplated by this Agreement or that would impair Fulcrum’s ability to perform its obligations under this Agreement; and

8.2.6.(a) all targets that meet the definition of “Excluded Targets” as of the Effective Date are listed on Schedule 1.62(a) and (b) there are no targets listed on Schedule 1.62(a) that do not meet the definition of “Excluded Targets” as of the Effective Date.

8.3.Mutual Covenants.  During the Term, each Party covenants to the other Party that such Party:

8.3.1.will comply with Applicable Law in the performance of its respective obligations under this Agreement;

8.3.2.will not, and will cause its Affiliates not to, grant any right or license to any Third Party that would be inconsistent with or in conflict with, or take any action that would materially conflict with, (a) the rights it granted to the other Party under this Agreement or (b) its obligations to the other Party under this Agreement; and

8.3.3.will not knowingly engage directly, in any material capacity in connection with this Agreement, any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction of the EMA or another Regulatory Authority; and will inform the other Party in writing promptly if it or any Person engaged by such Party or any of its Affiliates who is performing material activities under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.

8.4.Covenants of Fulcrum.  During the Term, Fulcrum covenants to MyoKardia that:

8.4.1.Fulcrum will promptly notify MyoKardia in writing if it receives written notice that the practice of the Fulcrum Technology or the Fulcrum Platform (to the extent the Fulcrum Platform is or was used in the Research Activities) infringes or will infringe any Patent Right or misappropriate any Know-How of any Third Party;

8.4.2.Fulcrum will maintain Control of all Fulcrum Technology that is or becomes such on the Effective Date or during the Term, and will not take any action during the Term that would materially adversely affect the rights to the Fulcrum Technology granted to MyoKardia in this Agreement;

8.4.3.Fulcrum will provide to MyoKardia all data from the performance of the Fulcrum Research Activities which data is related to any biological target against which any compound in the Fulcrum Platform has activity, except Excluded Targets, which, for the avoidance of doubt, will not include the identity of any biological target discovered in the course of the Research Activities except as provided in accordance with Section 3.6.2 (Part 1 Validation).

8.4.4.if, during the Term, Fulcrum controls any Person (with control being determined for this purpose in accordance with Section 1.10 (Affiliates)), then Fulcrum and any such Person will, at all times during which such relationship exists, be party to an intercompany license agreement pursuant to which Fulcrum Controls all intellectual property owned or licensed to such Person that would otherwise be included in Fulcrum Technology if owned by Fulcrum; and

8.4.5.all Fulcrum Representatives that are in a position to contribute to the creation or development of any Fulcrum Technology have executed or will execute and deliver to Fulcrum or one of its Affiliates an agreement regarding the protection of proprietary information (including Confidential Information and Know-How) and the assignment to Fulcrum or such Affiliate of any intellectual property that arises from such Representatives’ activities for Fulcrum or any of its Affiliates.

8.5.Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED OR OTHERWISE, TO THE OTHER PARTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING MYOKARDIA’S OBLIGATIONS UNDER SECTION 4.2 (DILIGENCE REQUIREMENTS), MYOKARDIA MAKES NO REPRESENTATION OR WARRANTY REGRADING WHETHER ANY MOLECULE OR PRODUCT WILL BE DEVELOPED OR COMMERCIALIZED SUCCESSFULLY OR WHETHER ANY PARTICULAR LEVEL OF SALES WILL BE ACHIEVED WITH REGARD TO ANY PRODUCT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FULCRUM MAKES NO REPRESENTATION OR WARRANTY REGARDING THE OUTCOME OF THE RESEARCH ACTIVITIES, INCLUDING THAT THE RESEARCH ACTIVITIES WILL BE SUCCESSFUL.

Article 9
INDEMNIFICATION; INSURANCE

9.1.Indemnification.

9.1.1.Indemnification by MyoKardia.  MyoKardia will indemnify Fulcrum and its Representatives (each, a “Fulcrum Indemnified Party”) from and against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Fulcrum Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:

(a)any claims arising out of the research, development, manufacture, commercialization or use of any Product by, on behalf of, or under the authority of, MyoKardia, including all claims involving death or bodily injury;

(b)the conduct of the MyoKardia Research Activities;

(c)any claims arising out of the use of the Research Data by or on behalf of MyoKardia;

(d)the breach by MyoKardia of any of its representations, warranties or covenants set forth in this Agreement; or

(e)the negligence or willful misconduct of an MyoKardia Indemnified Party.

and except, in each case, to the extent such claims fall within the scope of Fulcrum’s indemnification obligations under Section 9.1.2 (Indemnification by Fulcrum).

9.1.2.Indemnification by Fulcrum.  Fulcrum will indemnify MyoKardia and its Representatives (each, a “MyoKardia Indemnified Party”) from and against any Liability that the MyoKardia Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:

(a)the conduct of the Fulcrum Research Activities (other than any Fulcrum Research Activities solely to the extent included in the Research Plan through an amendment to the Research Plan that is approved solely by MyoKardia, over Fulcrum’s objection, by MyoKardia’s Executive Officer in the exercise of MyoKardia’s right to determine decisions of the JSC pursuant to Section 2.7.3 (subject to Section 2.7.4));

(b)any claims arising out of the use of the Research Data by or on behalf of Fulcrum;

(c)the breach by Fulcrum of any of its representations, warranties or covenants set forth in this Agreement; or

(d)the negligence or willful misconduct of a Fulcrum Indemnified Party.

and except, in each case, to the extent such claims fall within the scope of MyoKardia’s indemnification obligations under Section 9.1.1 (Indemnification by MyoKardia).

9.1.3.Procedure.  Each Party will notify the other Party in writing if it becomes aware of a claim for which such Party may seek indemnification hereunder.  If any proceeding (including any governmental investigation) is instituted against a Party with respect to which indemnity may be sought pursuant to Sections 9.1.1 (Indemnification by MyoKardia) or 9.1.2 (Indemnification by Fulcrum), as applicable, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Indemnified Party receives in connection with any such claim.  An Indemnified Party’s failure to deliver such written notice in a timely manner will relieve the Indemnifying Party of liability to the Indemnified Party under Sections 9.1.1 (Indemnification by MyoKardia) or 9.1.2 (Indemnification by Fulcrum), as applicable, only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim.  The Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise (subject to this Section 9.1 (Indemnification)).  The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed; provided that such consent will not be required with respect to any settlement that includes a full and complete release of the Indemnified Party and involves only the payment of monetary awards for which the Indemnifying Party will be fully-responsible.  The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense.

9.2.Insurance.  Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request.  Notwithstanding the foregoing, either Party may self-insure to the extent that it self-insures for its other activities.

9.3.No Consequential Damages.  EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A BREACH OF THE CONFIDENTIALITY AND NON-USE PROVISIONS OF ARTICLE 11 (CONFIDENTIALITY) OR SECTION 5.5 (EXCLUSIVITY), OR TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 9 (INDEMNIFICATION; INSURANCE), IN NO EVENT WILL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY THE OTHER PARTY OR ANY OF ITS REPRESENTATIVES.

Article 10
TERM; TERMINATION

10.1.Term.  The term of this Agreement will commence on the Effective Date and continue on a Product-by-Product and country-by-country basis until the expiration of the last-to-expire Royalty Term for such Product in such country (the period from the Effective Date until the expiration of this Agreement with respect to all Products in all countries, the “Term”) unless this Agreement is terminated earlier in accordance with this Article 10 (Term; Termination).  Notwithstanding the foregoing, if MyoKardia has not designated a Cardiomyopathy Target Candidate as a Lead Cardiomyopathy Target by the end of the First Designation Period, then this Agreement will automatically terminate.

10.2.Termination.

10.2.1.Termination for Convenience.  MyoKardia may terminate this Agreement for convenience at any time in its entirety or on a Target-by-Target, Product-by-Product or Molecule-by-Molecule basis by providing written notice of its intent to terminate to Fulcrum, in which case, such termination will be effective [**] after Fulcrum’s receipt of such written notice.

10.2.2.For Safety.  MyoKardia may terminate this Agreement in its entirety or on a Target-by-Target, Product-by-Product or Molecule-by-Molecule basis, effective immediately upon written notice to Fulcrum in the event of:

(a)withdrawal or suspension of any Regulatory Approval for a Product directed against a Target in a Major Market Country;

(b)a Regulatory Authority notifies MyoKardia or its Affiliate that there is a safety issue regarding any Molecule or Product directed against a Target; or

(c)MyoKardia in good faith determines that it is not advisable to continue to develop or commercialize any Product directed against a Target as a result of a safety concern regarding the use thereof for the indication to which such Product is directed, based on specific results generated in connection with the development conducted hereunder by either Party, safety reports, evidence provided in scientific publications or other objective evidence from credible sources.

10.2.3.Termination for Material Breach.  In the event either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] (or, in the case of a payment breach, [**]) after receiving written notice thereof, then the non-breaching Party may terminate this Agreement in its entirety if the breach is not specific to a Target, Product or Molecule, or on a Target-by-Target, Product-by-Product or Molecule-by-Molecule basis with respect to the Target to which the breach relates, immediately upon written notice to the breaching Party upon the expiration of such cure period; provided, however, that if such breach (other than a payment breach) is capable of being cured but cannot be cured within such [**] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, then the cure period will be extended for so long as the breaching Party is diligently pursuing such actions not to exceed [**].  In the event that the breaching Party disputes in good faith the non-breaching Party’s grounds for terminating this Agreement under this Section 10.2.3 (Termination for Material Breach), then the Parties will refer such dispute to the Executive Officers pursuant to Section 12.1.2 (Resolution by Executive Officers) and, if necessary, Section 12.1.3 (Resolution by Mediation), and any cure period provided for under this Section 10.2.3 (Termination for Material Breach) will be tolled during the pendency of such dispute.

10.2.4.Termination for Insolvency.

(a)If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [**] after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety by providing written notice to the Party subject to the Insolvency Event (such Party, the “Insolvent Party”), in which case, this Agreement will terminate on the date on which the Insolvent Party receives such written notice; provided that no termination shall be permitted pursuant to this clause (a) if the Insolvent Party (i) does not reject this Agreement or otherwise disavow its obligations hereunder, (ii) continues to perform its obligations hereunder during such Insolvency Event, and (iii) assumes this Agreement or otherwise affirms its obligations hereunder on or before any deadline for doing so during such Insolvency Event.

(b)All licenses and rights to licenses granted under or pursuant to this Agreement by Fulcrum to MyoKardia are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that MyoKardia, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Fulcrum under the Bankruptcy Code, MyoKardia will be entitled to a complete duplicate of, or complete access to (as MyoKardia deems appropriate), all such intellectual property and all embodiments of such intellectual property as may be necessary for MyoKardia to exercise its rights and licenses in accordance with this Agreement.  Such intellectual property and all embodiments of such intellectual property will be promptly delivered to MyoKardia (i) upon any such commencement of a bankruptcy proceeding and upon written request by MyoKardia, unless Fulcrum assumes this Agreement or otherwise affirms its obligations hereunder on or before any deadline for doing so during such bankruptcy proceeding, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Fulcrum and upon written request by the MyoKardia.  Fulcrum (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by MyoKardia or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist MyoKardia and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for MyoKardia to exercise such rights and licenses in accordance with this Agreement.  The foregoing provisions are without prejudice to any rights MyoKardia may have arising under the Bankruptcy Code or other Applicable Law.

10.3.Alternative in Lieu of Termination.  Notwithstanding anything to the contrary set forth in this Agreement, if MyoKardia has the right to terminate this Agreement pursuant to Section 10.2.3 (Termination for Material Breach) in its entirety or on a Target-by-Target, Product-by-Product or Molecule-by-Molecule basis with respect to the Target, Product or Molecule to which the breach relates (after the expiration of all relevant cure periods and resolution of any dispute with respect to MyoKardia’s right to terminate this Agreement), or Section 10.2.4 (Termination for Insolvency), MyoKardia may either elect, in lieu of terminating this Agreement, for the rights and obligations of the Parties under this Agreement to remain in full force and effect, including the licenses and rights granted by Fulcrum to MyoKardia under Section 5.1 (License Grant to MyoKardia); provided that, with respect to such Product or Molecule or all Products or Molecules directed against such Target (or, in the case of a right to terminate the Agreement in its entirety, with respect to all Products), MyoKardia’s financial obligations under Sections 6.3 (Milestone Payments) and 6.4 (Royalties) will be reduced by [**] of what they would otherwise be if calculated in accordance with such Section [**].

10.4.Consequences of Termination of this Agreement.

10.4.1.Effects of Termination.  Upon any termination of this Agreement in its entirety or with respect to a Target, Product or Molecule:

(a)all license rights granted by Fulcrum to MyoKardia pursuant to this Agreement, including the license rights granted to MyoKardia under Section 5.1 (License Grant to MyoKardia) will terminate in their entirety or with respect to such Target, Product or Molecule, as applicable, as of the effective date of termination;

(b)any sublicenses granted by MyoKardia with respect to the license rights terminated pursuant to Section 10.4.1 (Effects of Termination) will remain in full force and effect upon termination of this Agreement in its entirety or with respect to such Target, Product or Molecule, as applicable; provided that (i) as of the effective date of such termination, the applicable Sublicensee is not in breach of its sublicense agreement, (ii) the applicable Sublicensee agrees to be bound directly to Fulcrum under the terms of this Agreement to the extent of the sublicensed rights, and (iii) Fulcrum will not be required to assume any obligations or liabilities beyond those contemplated by this Agreement as a result of this Section 10.4.1 (Effects of Termination); and

(c)MyoKardia may sell any existing of all such Product(s) or all such Products directed against such Target, as applicable, in MyoKardia’s existing inventory, on order from an supplier or in the process of being manufactured, in each case, for a period of up to [**] after the effective date of termination of this Agreement or with respect to such Target, subject to MyoKardia’s obligations to make corresponding payments with respect to any such sales pursuant to Article 6 (Financial Provisions).  After expiration of such [**] period, MyoKardia shall discontinue selling any such Product(s) or all such Products directed against such Target, as applicable.

10.4.2.Effect of Termination or Expiration.  Each Party will promptly return all Confidential Information of the other Party as provided in upon any expiration or termination of this Agreement.

10.4.3.Surviving Provisions.  The following provisions will survive any expiration or termination of this Agreement for the period of time specified in such provision, or if not specified, then they will survive indefinitely:  Article 1 (Definitions), Article 7 (Intellectual Property), Article 9 (Indemnification; Insurance), Article 11 (Confidentiality), Article 12 (Dispute Resolution), and Article 13 (Miscellaneous), and Section 3.9 (Records); Section 5.1 (License Grant to MyoKardia) (solely to the extent provided in Section 6.4.2(c) (Royalty Term)), Section 6.3 (Milestone Payments) through

Section 6.8 (Late Payment) (with respect to payment obligations that accrued prior to expiration of the [**] period in Section 10.4.1(c) for Products), Section 8.5 (Disclaimer), Section 10.2.4 (Termination for Insolvency), Section 10.4 (Consequences of Termination of this Agreement).  Termination of this Agreement will not relieve the Parties of any liability which accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have under this Agreement or at law or in equity with respect to any breach of this Agreement.  The remedies provided in this Article 10 (Term; Termination) are not exclusive of any other remedies a Party may have in law or equity.

Article 11
CONFIDENTIALITY

11.1.Confidentiality.  Each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed by the Parties in writing.  In protecting the Confidential Information of the Disclosing Party, the Receiving Party will use the same degree of care it uses for its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care.

11.2.Authorized Disclosure.

11.2.1.Notwithstanding Section 11.1 (Confidentiality), the Receiving Party may disclose the Disclosing Party’s Confidential Information and the existence and terms of this Agreement to the extent such disclosure is reasonably necessary to:

(a)file or prosecute patent applications as contemplated by this Agreement; provided that the Receiving Party will give reasonable advance notice of such disclosure to the Disclosing Party and take such measures to ensure confidential treatment of such Confidential Information as is reasonably requested by the Disclosing Party;

(b)prosecute or defend litigation as contemplated by or to enforce this Agreement;

(c)perform its obligations and to exploit its licenses and other rights under this Agreement;

(d)provide relevant information to its advisors (including financial advisors, attorneys, and accountants), actual or potential acquisition or strategic partners, collaborators, licensors, licensees, financing sources or investors, lenders and other financing sources and underwriters who have a legitimate business reason to know such Confidential Information; provided that such disclosure is covered by terms of confidentiality at least as restrictive as those set forth herein (but of duration customary in confidentiality agreements entered into for a similar purpose) (which may include professional ethical obligations);

(e)respond to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that if the Receiving Party provides the Disclosing Party with prior written notice of any such disclosure and takes reasonably practicable and legally permissible actions to limit disclosure of and seek protective orders or other confidential treatment for such Confidential Information; or

(f)comply with Applicable Law, including securities laws and the rules of any securities exchange or market on which a Receiving Party’s securities are listed or traded; provided that the Receiving Party provides the Disclosing Party with prior written notice of any such disclosure (to the extent reasonably practicable and legally permissible), and, in the case of disclosures other than those required by securities laws and the rules of any securities exchange or market on which a receiving Party’s securities are listed or traded, the Receiving Party provides reasonable assistance to the Disclosing Party to limit disclosure of or seek confidential treatment for such Confidential Information, and, in the case of disclosures required by securities laws and the rules of any securities exchange or market on which a Receiving Party’s securities are listed or traded, the Receiving Party takes reasonable steps, upon the advice of securities counsel, to limit disclosure of or seek confidential treatment for such Confidential Information.

11.2.2.In addition to the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to its Representatives who have a need to know such Confidential Information in connection with the Receiving Party’s performance of its obligations under this Agreement; provided that such Representatives are (a) informed of the confidential nature of the Disclosing Party’s Confidential Information and (b) bound by written obligations of confidentiality and non-use at least as restrictive as those set forth herein, and the Receiving Party remains liable for the compliance of such Representatives with the terms hereof.

11.3.Exceptions.  The Receiving Party’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate, by competent proof:

11.3.1.is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Receiving Party;

11.3.2.is in the Receiving Party’s possession prior to the time of disclosure, other than as a result of the Receiving Party’s breach of any legal obligation with respect to such Confidential Information;

11.3.3.becomes known to the Receiving Party on a non-confidential basis through disclosure by sources other than the Disclosing Party having the legal right to disclose such Confidential Information; or

11.3.4.is independently developed by the Receiving Party without reference to or reliance upon the Disclosing Party’s Confidential Information as evidenced by contemporaneously written records.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because such Confidential Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party.  In addition, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements thereof are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

11.4.Expiration or Termination of this Agreement.  Following expiration or termination of this Agreement, at the Disclosing Party’s election, the Receiving Party will promptly (but no more than [**] after such request) return or destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct surviving obligations or exercise surviving rights.  Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one (1) copy of the confidential information of the other Party for archival and legal compliance purposes, and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the Receiving Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedure; provided in each case such retained information will continue to be subject to the confidentiality and non-use obligations set forth under this Article 11 (Confidentiality).  The confidentiality and non-use obligations set forth under this Article 11 (Confidentiality) will survive expiration or termination of this Agreement for [**] from the effective date of such expiration or termination.

11.5.Public Announcement.  Promptly following the Effective Date, the Parties will jointly issue a mutually agreed press release regarding the signing of this Agreement in the form attached hereto as Schedule 11.5.  Except (a) as set forth in the preceding sentence or Section 11.2 (Authorized Disclosure) (b) as may be expressly permitted under this Section 11.5 (Public Announcement), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, (i) MyoKardia may make scientific publications or public announcements concerning its research, development, manufacture or commercialization activities with respect to any Product under this Agreement without Fulcrum’s prior written approval but subject to MyoKardia’s obligations under this Article 11 (Confidentiality), and (ii) Fulcrum may announce the achievement of any Milestone or the payment of any Milestone Payment without MyoKardia’s prior written approval; provided that (A) Fulcrum shall not disclose details sufficient to identify any Target, or any Molecule or Product without MyoKardia’s prior written consent, unless required by Applicable Law and (B) Fulcrum shall provide MyoKardia reasonable advance notice of any such proposed announcement, and will incorporate such reasonable comments and revisions to protect the Confidential Information of MyoKardia as reasonably requested by MyoKardia, and (iii) Fulcrum will not otherwise make any publications, presentations or public announcements of any kind regarding any of the activities contemplated under this Agreement or the results of such activities without MyoKardia’s prior written consent in each instance.  Neither Party will use the other Party’s or its Affiliates’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s prior written consent.

Article 12
DISPUTE RESOLUTION

12.1.Dispute Resolution.  If any dispute or disagreement arises between the Parties with respect to any matter under this Agreement, they will follow the following procedures in an attempt to resolve the dispute or disagreement:

12.1.1.Resolution by the JSC.  The Party claiming that such a dispute exists will give notice in writing to the other Party of the nature of the dispute, and the JSC will meet to try to resolve the dispute.

12.1.2.Resolution by Executive Officers.  If the JSC is not able to resolve such dispute within [**] after receipt of such notice, then the dispute will be submitted to the Executive Officers of MyoKardia and Fulcrum for resolution.

12.1.3.Resolution by Mediation.  If the Executive Officers are not able to resolve such dispute within [**] after escalation to the Executive Officers, then, except for (a) any matter for which MyoKardia has final decision-making authority under Section 2.7 (JSC Decision-Making) and (b) any Excluded Claim, the Parties shall enter into confidential non-binding mediation in the State of Delaware in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”).  The Parties shall mutually approve a mediator who has the requisite experience and qualifications, and if the Parties are unable to mutually approve a mediator, then a mediator having the requisite experience and qualifications shall be appointed in accordance with such Commercial Mediation Rules.  The mediation shall be held within [**] of the selection of the mediator.  A representative of each Party with authority to resolve the dispute shall participate in the mediation.  Each Party agrees to use reasonable efforts to make its current employees available, if reasonably needed, as the mediator may determine.  The fees and expenses related to the services provided by the mediator in connection with any mediation hereunder shall be paid one-half by each party, except that each Party shall pay its own attorneys’ fees and expenses.  If the Parties are unable to resolve their dispute through mediation within [**] after selection of the mediator, either Party may invoke any remedy available to it under law or equity to resolve the dispute.

12.1.4.Excluded Claims.  Notwithstanding the other provisions of this Section 12.1 (Dispute Resolution), any dispute that involves the (i) breach of the confidentiality and non-use provisions of Article 11 (Confidentiality), (ii) the scope, validity, enforceability, inventorship or infringement of Patent Rights, (iii) applicability of the Bankruptcy Code, or (iv) compliance by the Parties with any Applicable Laws governing antitrust, anti-monopoly or competition law, whether or not statutory, (each an “Excluded Claim”) will not be subject to the provisions of Section 12.1.3 (Resolution by Mediation).

12.2.Injunctive Relief.  Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that a breach of Article 5 (License Grants and Exclusivity) or Article 11 (Confidentiality) by a Party may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and in such case, the non-breaching Party will be entitled to equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, or permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction, in each case, without first submitting to the dispute resolution procedures set forth in Section 12.1 (Dispute Resolution).

Article 13
MISCELLANEOUS

13.1.Assignment.  This Agreement will not be assignable by any Party to any Third Party without the written consent of the non-assigning Party.  Notwithstanding the foregoing, (a) without the written consent of MyoKardia, Fulcrum may assign this Agreement or its rights and obligations under this Agreement to (i) a Third Party in connection with a Change of Control, or (ii) an Affiliate (both only for so long as such Affiliate remains an Affiliate), in each case ((i) and (ii)), that agrees in writing to be bound by the terms of this Agreement and (b) without the written consent of Fulcrum, MyoKardia may assign this Agreement or its rights and obligations under this Agreement in whole or on a Target-by-Target or Product-by-Product basis to an Affiliate (only for so long as such Affiliate remains an Affiliate) or its or their Sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all or of the business to which this Agreement (or the applicable Target or Product) relates; provided that such Affiliate, such Sublicensee or such successor in interest agrees in writing to be bound by the terms of this Agreement.  This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 13.1 (Assignment) will be void.

13.2.Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

13.3.Notices.  All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email or sent by nationally-recognized overnight courier, addressed as follows:

If to Fulcrum:

Fulcrum Therapeutics, Inc.

26 Landsdowne Street

Cambridge, MA  02139

Attention:  Bryan Stuart

Email:  [**]

with a copy that will not constitute notice to:

Ropes & Gray LLP

Attn:  Marc A. Rubenstein

Prudential Tower

800 Boylston Street

Boston, MA  02199

Email:  marc.rubenstein@ropesgray.com

If to MyoKardia:

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, CA 94005

Attention:  Jake Bauer

Email: [**]

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, CA 94005

Attention:  Legal Department

Email:  [**]

with a copy to that will not constitute notice to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  Richard A. Hoffman

Email:  RHoffman@goodwinlaw.com

or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by email or overnight courier.

13.4.Amendment.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

13.5.Waiver.  No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

13.6.Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

13.7.Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.8.Governing Law.  This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of law principles thereof; provided, however, that with respect to matters involving the enforcement, validity or scope of intellectual property rights, the intellectual property laws of the applicable country will apply.  Each of the Parties agrees that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.  To the extent that any right of a Party requires enforcement through court process, such enforcement will then be subject to the exclusive jurisdiction of the state courts of Delaware and federal courts of competent jurisdiction located in Wilmington, Delaware.  Each of the Parties hereby irrevocably and unconditionally agrees (a) to be subject to the exclusive jurisdiction of the state courts of Delaware and federal courts located in Wilmington, Delaware; (b) (i) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and to notify the other Party of such appointment and any change to such appointment from time to time, in each case promptly after such appointment or change or request by the other Party, and (ii) that, to the fullest extent permitted by Applicable Law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by post mail constituting evidence of valid service; and (c) that service made pursuant to the foregoing clause (b)(i) or (b)(ii) will, to the fullest extent permitted by Applicable Law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the jurisdiction of or venue in the state courts of Delaware and federal courts located in Wilmington, Delaware.

13.9.Entire Agreement.  This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter of this Agreement, including the CDA.

13.10.Independent Contractors.  The Parties are independent contractors under this Agreement.  Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.11.Force Majeure.  Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses commercially reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, as of the Effective Date, the COVID-19 Pandemic is not a force majeure. If a force majeure causes a material failure or delay in the performance by Fulcrum of obligation sunder the Research Plan under this Agreement for more than [**], MyoKardia may, at its option, terminate this Agreement.

13.12.Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” and (l) unless otherwise specified, “day” means a calendar day.

13.13.No Third Party Beneficiaries, Rights or Obligations.  There are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement, and no other Person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

13.14.Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.15.Counterparts.  This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document.  Counterparts may be signed and delivered by digital transmission (e.g.,.pdf), each of which will be binding when received by the applicable Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

MYOKARDIA, INC.	FULCRUM THERAPEUTICS, INC.
By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1.62

EXCLUDED TARGETS

[**]

SCHEDULE 3.1

RESEARCH PLAN

[**]

SCHEDULE 11.5

PRESS RELEASE

[Attached.]